SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

INTERNATIONAL GAME TECHNOLOGY
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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____________________________________________________________________________________
      1) Amount previously paid:
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      3) Filing Party:
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      4) Date Filed:

2010 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of International Game Technology
will be held at

Masters Pavilion Meeting Room
Bear’s Best Las Vegas
11111 W. Flamingo Road
Las Vegas, Nevada 89109

on Tuesday, March 2, 2010, at 7:30 a.m. P.S.T.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help IGT reduce the cost of postage and proxy tabulations.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 2, 2010

January 19, 2010

Dear Shareholder:

International Game Technology hereby invites you, as a shareholder, to attend our annual meeting of shareholders either in person or by proxy. The meeting will be held in the Masters Pavilion Meeting Room at Bear’s Best Las Vegas, 11111 W. Flamingo Road, Las Vegas, Nevada 89109, on Tuesday, March 2, 2010, at 7:30 a.m. P.S.T., for the purpose of considering and acting upon the following matters:

1.	Electing eight directors for the ensuing year;

2.	Ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3.	Transacting any other business that may properly come before the meeting.

Any action on the items described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting is properly adjourned or postponed.

Only shareholders of record at the close of business on January 4, 2010 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shareholders present at the annual meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the annual meeting.

Pursuant to recent amendments to the New York Stock Exchange rules, if you hold your shares in street name, beginning this year brokers will not have discretion to vote your shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the eight director nominees at the annual meeting. We encourage you to provide voting instructions to your brokers if you hold your shares in street name so that your voice is heard in the election of directors.

By Order of the Board of Directors,

Robert C. Melendres
Secretary

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	42
Audit Committee Report	42
Fees Paid to Independent Registered Public Accounting Firm	44
Pre-Approval Policies and Procedures	44
Recommendation of IGT Board of Directors	44
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING	45
ANNUAL REPORT	46
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	46
OTHER MATTERS	46

i

INTERNATIONAL GAME TECHNOLOGY
9295 Prototype Drive
Reno, Nevada 89521
(775) 448-7777

____________

PROXY STATEMENT
____________

Our board of directors is soliciting your proxy for the 2010 Annual Meeting of Shareholders to be held at 7:30 a.m. P.S.T. on March 2, 2010 in the Masters Pavilion Meeting Room at Bear’s Best Las Vegas, 11111 W. Flamingo Road, Las Vegas, Nevada 89109, and at any and all adjournments or postponements of the annual meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. These proxy materials are being made available to our shareholders on or about January 19, 2010 on the Internet, electronically by email for shareholders who have previously consented to electronic delivery or who have requested to receive this proxy statement by email or, upon request, in printed form by mail.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Shareholders may view this proxy statement and our 2009 Annual Report on Form 10-K over the Internet by accessing the “Investor Relations” page on our website at http://ir.igt.com. Information on our website, including information in other documents referred to in this proxy statement, does not constitute part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

	A:	In accordance with rules adopted by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this proxy statement and IGT’s 2009 Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our shareholders. Based on this practice, most of our shareholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing our proxy materials on a website referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

If you would like to receive a paper or email copy of our proxy materials for our 2010 annual meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice of Internet Availability of Proxy Materials. Instead, we sent you a full set of our proxy materials, which includes instructions for voting. We believe the delivery options that we have chosen this year will allow us to provide our shareholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	Why am I being provided with access to or receiving these proxy materials?

	A:	You are being provided with access to or receiving these proxy materials because you owned shares of IGT common stock as of the close of business on January 4, 2010, our record date. This proxy statement describes in detail issues on which we would like you, our shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Q:	What am I being asked to vote on?

	A:	(1) The election of eight directors to serve on our board of directors; and

(2) The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2010.

Q:	How does the board recommend I vote on these proposals?

	A:	Our board of directors recommends that you vote your shares FOR each of the nominees for director named in this proxy statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q:	Who is entitled to vote?

	A:	The record date for the annual meeting is January 4, 2010. Shareholders of record as of the close of business on that date are entitled to vote at the annual meeting. Both “shareholders of record” and “street name holders” are entitled to vote or direct the voting of their IGT common stock. You are a “shareholder of record” if you hold IGT common stock that is registered in your name at our transfer agent, Wells Fargo Shareowner Services. You are a “street name holder” if you hold IGT common stock indirectly through a nominee, such as a broker, bank or similar organization.

Q:	If I am a shareholder of record, how do I vote?

	A:	You may vote via the Internet. You can vote by proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

You may vote by telephone. You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:	If my shares are held by a broker, bank or other nominee, how do I vote?

	A:	If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote. In addition, if you are a street name holder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee in order to vote at the meeting.

Q:	Can I revoke my proxy later?

	A:	Yes. You have the right to revoke your proxy at any time before the annual meeting. If you are a shareholder of record, you may do so by:

(1) voting electronically via the Internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on the day before the annual meeting,

(2) delivering a signed revocation or a subsequently dated, signed proxy card to the Secretary of IGT before the annual meeting, or

(3) attending the annual meeting and voting in person at the meeting (your mere presence at the annual meeting will not, by itself, revoke your proxy).

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares can vote?

	A:	As of the close of business on the record date of January 4, 2010, approximately 296,625,505 shares of common stock were issued and outstanding. We have no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:	How is a quorum determined?

	A:	Our Bylaws provide that a majority of the shareholders entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of the shareholders. Abstentions will be counted as present for quorum purposes.

Q:	What is required to approve each proposal?

	A:	Once a quorum has been established, directors are elected by a plurality of the votes cast at the election. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting.

Our Corporate Governance Guidelines set forth our procedures if a director nominee is elected according to the above standard, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to our board of directors with respect to any such resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of the policy are set out in our Corporate Governance Guidelines, which are publicly available on our website at http://ir.igt.com and are available in print, free of charge, to any shareholder who requests it.

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Q:	What happens if I abstain?

	A:	We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, the shares represented by these proxies will not be treated as affirmative or opposing votes.

Q:	How will my shares be voted if I do not give specific voting instructions?

A:
If you are a shareholder of record and you:
  Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or
  Sign and send in your proxy card and do not indicate how you want to vote, then the proxyholders, Patti S. Hart and Robert C. Melendres, will vote your shares in the manner recommended by our board of directors as follows: FOR each of the director nominees named in this proxy statement, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If you are a street name holder and do not submit specific voting instructions to your broker, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (NYSE) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and will not be treated as affirmative or opposing votes. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. However, pursuant to recent amendments to the NYSE rules, beginning this year brokers will not have discretion to vote your shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the eight director nominees at the annual meeting.

Q:	How will voting on any other business be conducted?

	A:	Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business properly comes before the annual meeting, your proxy or voting instruction gives authority to the proxyholders, Patti S. Hart and Robert C. Melendres, to vote on those matters in their discretion.

Q:	What if a quorum is not present at the meeting?

	A:	If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the shareholders. If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will vote all shares for which they have authority in favor of the adjournment. We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the annual meeting.

Q:	How much stock do IGT’s directors and executive officers own?

	A:	As of January 4, 2010, our current directors and executive officers collectively beneficially owned 4,758,032 shares of our common stock, constituting approximately 1.6% of the outstanding shares. It is expected that these persons will vote the shares held by them for each of the director nominees named in this proxy statement and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q:	Who will bear the costs of this solicitation?

	A:	We will pay the cost of this solicitation of proxies by mail. Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation. We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses. We have engaged the services of D.F. King & Co. to provide solicitation services in connection with our annual meeting and have authorized them to contact and to provide information to our shareholders with respect to matters to be considered at the annual meeting. We have agreed to pay D.F. King & Co. $7,000 for its services, and to reimburse it for all brokers’ bills, reasonable expenses, costs and disbursements incurred in connection with the services provided.

PROPOSAL 1 – ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2010 annual meeting. The board of directors proposes re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified. Messrs. Bittman and Burt, current members of our board of directors, are not standing for re-election at the annual meeting. The persons named as proxyholders intend, if authorized, to vote the proxies FOR the election as directors of each of the eight nominees named below. If any nominee declines or is unable to serve as a director, which we do not anticipate, the proxyholders reserve full discretion to vote for any other person who may be nominated or for the balance of the nominees, leaving a vacancy, unless our board of directors chooses to reduce the number of directors serving on the board of directors. Each of the director nominees listed below has consented to be named in this proxy statement and to serve if elected.

Nominees for Election of Directors

The following table sets forth the name, age and position with the Company, and year appointed to the board of the director nominees. Following the table are descriptions of the business experience of each nominee for at least the past five years.

Name	Age	Position with the Company	Director Since
Alves, Paget L.	55	Director	2010
Hart, Patti S.	53	Director (Chief Executive Officer, President)	2006
Mathewson Robert A.	45	Director	2003
Matthews, Thomas J.	44	Director	2001
Miller, Robert J.	64	Director	2000
Rentschler, Frederick B.	70	Director	1992
Roberson, David E.	55	Director	2008
Satre, Philip G.	60	Director (Chairman of the Board)	2009

Paget L. Alves was elected to our board of directors in January 2010 following the recommendation of a management director and a non-management director and is a member of the Audit and Compensation committees. Mr. Alves has been President of the Business Markets Group (BMG) for Sprint Nextel Corporation since January 2009. Prior to his current position, he held various management positions at Sprint, including President, Sales and Distribution from 2008 to 2009; President, South Region from 2006 to 2008; Senior Vice President, Enterprise Markets from 2005 to 2006; and President, Strategic Markets from 2003 to 2005. Between 2000 and 2003, Mr. Alves served as President and Chief Executive Officer of PointOne Telecommunications, Inc., and President and Chief Operating Officer of Centennial Communications. From 1996 to 2000, Mr. Alves held various management positions at Sprint Nextel Corporation. Mr. Alves holds a BS in Industrial and Labor Relations and a JD from Cornell University. Mr. Alves is also a member of the board of directors for Herman Miller, Inc. Former board affiliations include GTECH Corporation.

Patti S. Hart was appointed IGT’s President and Chief Executive Officer in April 2009, and has served on our board of directors since June 2006. Prior to joining IGT, Ms. Hart was the Chairman and Chief Executive Officer of Pinnacle Systems, Inc. from 2004 to 2005, and of Excite@Home, Inc. from 2001 to 2002. Ms. Hart holds a BS in Marketing and Economics from Illinois State University.

Positions held previously include:
  Chairman and Chief Executive Officer of Telocity, Inc.
  President & COO, Long Distance Division, Sprint Corporation
  President, Sprint Business Services Group, Sprint Corporation
  President, Sales & Marketing, Sprint Business Services Group, Sprint Corporation
  Vice President, Sprint Business Services Group, Sprint Corporation
  Area Vice President and General Manager, National & Major Accounts, Sprint, Inc.
  Director, Alternate Distribution, Strategic Planning, InteCom, Inc.
  Consultant, United Technologies Corporation

Former board affiliations include:
  Korn/Ferry International, Inc.
  Lin TV Corp.
  Spansion LLC
  EarthLink, Inc.
  Excite@Home, Inc.
  Mariner Networks
  Pinnacle Systems, Inc.
  Plantronics, Inc.
  Telocity, Inc.
  Vantive Corporation
  Pharmaceutical Product Development
Robert A. Mathewson has served on our board of directors since December 2003. Since 1992, Mr. Mathewson has been President of RGC Inc., a private investment company, and he was Vice President of Business Development for Televoke, Inc. from 1999 to 2000. Mr. Mathewson holds a BA in Economics, an MBA from the University of California at Berkeley and a JD from University of California Hastings College of the Law. Mr. Mathewson is also a member of the board of directors for FelCor Lodging Trust.

Thomas J. Matthews has served on our board of directors since December 2001 and was Chairman from March 2005 until December 2009. Mr. Matthews served as IGT’s President and Chief Executive Officer from 2003 to April 2009, and he was IGT’s Chief Operating Officer from 2001 to June 2007. Mr. Matthews held a number of key positions at Anchor Gaming from 1994 until it was acquired by IGT in December 2001, including President, Chief Executive Officer and Chairman of the Board. He previously served as President of Global Gaming Distributors, Inc. until it was acquired by Anchor Gaming in 1994. Mr. Matthews holds a BS in Business Administration (Finance) from the University of Southern California. Mr. Matthews also served as chairman of the American Gaming Association, and was a member of the board of trustees for the National Center for Responsible Gaming, from 2005 to 2009.

Robert Miller has served on our board of directors since January 2000 and is the chairman of the Compliance Committee and a member of the Nominating and Corporate Governance Committee. Since July 2005, he has been a principal of Dutko Worldwide, a multi-disciplinary government affairs and strategy management firm, and he was a partner at the Jones Vargas law firm from 1999 to 2005. Mr. Miller holds a JD from Loyola Law School, Los Angeles. Mr. Miller is also a member of the boards of directors for:
  Newmont Mining Corporation
  Zenith National Insurance Corp.
  Wynn Resorts, Ltd.
Positions held previously include:
  Governor of the State of Nevada
  Lieutenant Governor of the State of Nevada
  Clark County District Attorney
  Las Vegas Township Justice of the Peace
  First legal advisor for the Las Vegas Metropolitan Police Department
  Clark County Deputy District Attorney
  Uniformed Commissioned Officer for the Clark County Sheriff’s Department and the Los Angeles County Sheriff’s Department

Frederick B. Rentschler has served on our board of directors since May 1992 and is the chairman of the Compensation Committee and a member of the Audit Committee. Before his retirement in 1991, Mr. Rentschler was President and Chief Executive Officer of Northwest Airlines. Mr. Rentschler received his undergraduate degree from Vanderbilt University and an MBA from Harvard University. He was also awarded a Doctor of Laws, causa honoris, from the University of Wyoming. Mr. Rentschler also currently serves as:
  Member of the Board of Trustees for Vanderbilt University, Nashville, Tennessee
  Emeritus trustee of the Salk Institute in La Jolla, California
  Emeritus trustee of the Scottsdale Health Care Systems in Arizona
Positions held previously include:
  President and Chief Executive Officer of Beatrice Company
  President and Chief Executive Officer of Beatrice U.S. Foods
  President and Chief Executive Officer of Hunt-Wesson, Inc.
  President of Armour-Dial
David E. Roberson has served on our board of directors since December 2008 and is the chairman of the Audit Committee and a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Roberson joined Hewlett-Packard Company in 2007, and is the Senior Vice President and General Manager of the Storage Works Division at Hewlett-Packard. Between 1981 and 2007, Mr. Roberson held various management positions with Hitachi Data Systems Corporation, including President and Chief Executive Officer from 2006 to 2007, President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson holds a BA (Social Ecology) from the University of California at Irvine, and a JD from Golden Gate University.

Philip G. Satre has served on our board of directors since January 2009, and was named Chairman in December 2009. Mr. Satre is the chairman of the Nominating and Corporate Governance Committee. Mr. Satre retired from Harrah’s Entertainment, Inc. in 2005, having served on the company’s board of directors since 1988 and as Chairman since 1997. Between 1980 and 1997, Mr. Satre held various management positions, including Chief Executive Officer of Harrah’s Entertainment, Inc., President and Chief Executive Officer of Harrah’s gaming division and Vice President, General Counsel and Secretary. Prior to joining Harrah’s, Mr. Satre was an attorney at the Vargas & Barlett law firm. He holds a BA in Psychology from Stanford University and a JD from the University of California at Davis. Mr. Satre also currently serves on the boards of:
  NV Energy, Inc. (Chairman)
  Nordstrom, Inc.
  National Center for Responsible Gaming
  Rite Aid Corporation
  Stanford University
  National World War II Museum
Former board affiliations include:
  TABCORP Holdings, Ltd. (Australia)
  American Gaming Association
  Stanford University Athletic Board
  Business Roundtable
  UNLV Foundation
  Harrah’s Entertainment, Inc.
  JDN Realty, Inc.
  Goody’s Family Clothing

Board of Directors and Committees of the Board

During fiscal 2009, our board of directors held fourteen meetings and acted by unanimous written consent on five other occasions. Each director attended at least 75% of the meetings of the board of directors and of each committee on which he or she served as a member during the period in which he or she served. Our non-management directors met seven times during fiscal 2009. We encourage our directors to attend our annual meetings of shareholders. All of our directors attended our 2009 annual meeting of shareholders.

Our Corporate Governance Guidelines require that a majority of the board of directors consist of independent directors. For a director to be independent under the listing standards of the New York Stock Exchange (NYSE), the board of directors must affirmatively determine that the director has no material relationship with IGT (either directly or as a partner, shareholder or officer of an organization that has a relationship with IGT). Our board of directors has made an affirmative determination that the following members of the board, constituting a majority of our directors, meet the standards for “independence” set forth in our Corporate Governance Guidelines and applicable NYSE rules: Messrs. Alves, Miller, Rentschler, Roberson and Satre. During fiscal 2009, Mr. Miller was a board member of an IGT customer. The revenues to IGT from this customer comprised less than 1% of our fiscal 2009 gross revenues. Mr. Miller was not involved in the establishment of, and received no special benefits from, this contractual arrangement. After consideration of this matter, the board affirmatively determined that this matter does not constitute a material relationship with IGT.

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee, a separately-designated, standing committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists our board of directors in overseeing the accounting and financial reporting processes of IGT and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accountants’ qualifications and independence, the performance of our internal audit function and independent registered public accountants, and such other duties as may be directed by our board of directors. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the “independence” requirements of the SEC and NYSE for audit committee members. The Audit Committee currently consists of Messrs. Roberson (Chair), Rentschler (appointed December 2009) and Alves (appointed January 2010). In addition, Ms. Hart served as Chair of the Audit Committee until March 2009, Messrs. Burt and Mathewson served on the Audit Committee until December 2009, and Mr. Satre served on the Audit Committee on an interim basis from December 2009 until January 2010. Our board of directors has determined that each of the current committee members satisfies (or with respect to Ms. Hart and Messrs. Burt, Mathewson and Satre, satisfied during the period of their service on the committee) the applicable “independence” requirements for audit committee members. Our board of directors has determined that Mr. Roberson meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee held fifteen meetings during fiscal 2009. A copy of the report of the Audit Committee is contained in this proxy statement. A copy of the current charter of the Audit Committee is available under the “Corporate Governance” link on the Investor Relations page of our website at http://ir.igt.com or in print, free of charge, to any shareholder who requests it by writing to the Corporate Secretary, International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

The Compensation Committee discharges the responsibilities of our board of directors relating to compensation of IGT’s executives and directors, and operates pursuant to the Compensation Committee Charter. The Compensation Committee Charter requires that the Compensation Committee consist of three or more board members who satisfy the “independence” requirements of the NYSE. The Compensation Committee currently consists of Messrs. Rentschler (Chair), Roberson (appointed March 2009) and Alves (appointed January 2010). In addition, Ms. Hart and Mr. Miller served on the Compensation Committee until March 2009, Mr. Mathewson served on the Compensation Committee until December 2009, and Mr. Satre served on the Compensation Committee from March 2009 to December 2009. Our board of directors has determined that each of the current committee members satisfies (or with respect to Ms. Hart and Messrs. Miller, Mathewson and Satre, satisfied during the period of their service on the committee) the applicable “independence” requirements for committee members. The Compensation Committee held fourteen meetings and acted by unanimous written consent on one other occasion during fiscal 2009. A copy of the current charter of the Compensation Committee is available under the “Corporate Governance” link on the Investor Relations page of our website at http://ir.igt.com or in print, free of charge, to any shareholder who requests it by writing to the Corporate Secretary, International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:
  reviewing and approving goals relevant to the compensation of our President and Chief Executive Officer (CEO), evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;
  approving compensation levels for our other executive officers and senior management, including participation in our incentive, equity, severance and other compensation plans and arrangements, as the Compensation Committee deems appropriate;
  setting the compensation for members of our board of directors and board committees; and
  making recommendations to our board of directors with respect to our non-CEO compensation, incentive-compensation and equity-based plans.
The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has delegated to the Stock Award Committee the authority to make equity award grants to certain employees in connection with their being newly hired or promoted by IGT or one of our subsidiaries. Ms. Hart is currently the sole member of the Stock Award Committee. The Stock Award Committee may not make any grants to executive officers or directors of IGT. Other than the authority delegated to the Stock Award Committee, the Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does make recommendations for review by the Compensation Committee with respect to compensation paid to our other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal 2009, the Compensation Committee retained the firm of The Croner Company (“Croner”) as independent compensation consultants to assist it in determining the compensation levels for our Named Executive Officers. Croner was not retained by IGT to provide any other services to it during fiscal 2009. The Compensation Committee made its compensation decisions during fiscal 2009, including decisions with respect to our Named Executive Officers’ compensation, after consultation with our internal compensation staff and with Croner. Croner advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. Croner makes specific recommendations with respect to the compensation of our Chief Executive Officer, and provides general advice and information regarding the compensation of our other Named Executive Officers. Croner also assisted with the review and identification of our appropriate peer group companies for fiscal 2009 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies. All compensation decisions were made solely by the Compensation Committee or our board of directors.

The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our board for nomination as directors, ensuring that our board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Charter requires that the Nominating and Corporate Governance Committee consist of three or more board members who satisfy the “independence” requirements of the NYSE. The Nominating and Corporate Governance Committee currently consists of Messrs. Satre (appointed March 2009, Chair since December 2009), Miller and Roberson (appointed December 2009). In addition, Mr. Mathewson served on the Nominating and Corporate Governance Committee until March 2009, and Mr. Burt served as Chair of the Nominating and Corporate Governance Committee, and Mr. Rentschler served on the Nominating and Corporate Governance Committee, until December 2009. Our board of directors has determined that each of the current committee members satisfies (or with respect to Messrs. Burt, Mathewson and Rentschler, satisfied during the period of their service on the committee) the applicable “independence” requirements for nominating and corporate governance committee members. Our Nominating and Corporate Governance Committee held five meetings during fiscal 2009. A copy of the current charter of the Nominating and Corporate Governance Committee is available under the “Corporate Governance” link on the Investor Relations page of our website at http://ir.igt.com or in print, free of charge, to any shareholder who requests it by writing to the Corporate Secretary, International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

Shareholders wishing to nominate persons for membership on our board of directors must follow the procedures set forth in Section 3.2 of our bylaws that are described below in this proxy statement under the heading “Shareholder Proposals for the 2011 Annual Meeting – Proposals to be Addressed at Meeting.” The Nominating and Corporate Governance Committee will also consider a shareholder recommendation for a candidate for membership on our board of directors. Notice of shareholder recommendations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected, such as our annual meeting of shareholders. Recommendations must include the full name of the proposed candidate, a brief description of the proposed candidate’s business experience for at least the previous five years, and a representation that the recommending shareholder is a beneficial or record owner of IGT common stock. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. Recommendations should be delivered to the Nominating and Corporate Governance Committee at the following address:

International Game Technology
c/o Corporate Secretary
9295 Prototype Drive
Reno, Nevada 89521-8986

In considering possible candidates for election as a director, including candidates recommended by our shareholders, the Nominating and Corporate Governance Committee is guided by the principle that each director should:
  be an individual of high character and integrity
  be accomplished in his or her respective field, with superior credentials and recognition have relevant expertise and experience upon which to be able to offer advice and guidance to management have sufficient time available to devote to the affairs of IGT represent the long-term interests of our shareholders as a whole, and be selected such that the board of directors represents a diversity of background and experience.
Qualified candidates for membership on the board of directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a person has been recommended by shareholders), as well as the overall composition of the board, and recommend the slate of directors to be nominated for election at the annual meeting of shareholders.

Corporate Governance Matters

We have established a Compliance Committee to oversee a variety of regulatory issues and to implement broad-range investigatory programs where IGT does or seeks to do business. Messrs. Miller and Mathewson serve on this committee, together with two IGT executives.

Shareholders and other interested parties can contact our board or any of our directors by writing to them at the same address provided above for delivery of director nominations. Such communications can, if desired, be addressed to the independent Chairman of the Board of Directors in his or her capacity as the presiding director of executive sessions of the non-management directors (as discussed below), or to the non-management directors as a group. Employees and others who wish to contact the board or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so by using this address, or may call IGT’s Integrity Action Line at (800) 852-6577. Employees and agents may call the Integrity Action Line anonymously. All calls to the Integrity Action Line are confidential.

We have adopted the International Game Technology Code of Ethics for Principal Executive and Senior Financial Officers (finance code of ethics), a code of ethics that applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Corporate Controller or any persons performing similar functions; the International Game Technology Code of Conduct (the code of conduct), which applies to all of our employees, our officers and our directors; and the International Game Technology Conflict of Interest Guidelines (the director code), which applies to all of our directors. The finance code of ethics, the code of conduct and the director code are publicly available under the “Corporate Governance” link on the Investor Relations page of our website at http://ir.igt.com and are available in print, free of charge, to any shareholder who requests them by writing to our Corporate Secretary at our principal executive offices. If we make any substantive amendment to the finance code of ethics, the code of conduct or the director code, or grant any waiver, including any implicit waiver, from a provision of these codes to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website.

In addition, we have adopted the International Game Technology Corporate Governance Guidelines, which cover such matters as size and independence of our board of directors, board committees and management succession planning. The Corporate Governance Guidelines are publicly available under the “Corporate Governance” link on the Investor Relations page of our website at http://ir.igt.com and are available in print, free of charge, to any shareholder who requests a copy by writing to our Corporate Secretary at our principal executive offices. Under the Corporate Governance Guidelines, our non-management directors meet without management in regular executive sessions at each meeting of our board of directors. During fiscal 2009 until her appointment as our Chief Executive Officer, Ms. Hart served as Chairman of these executive sessions in her position as our Lead Independent Director. Following Ms. Hart’s appointment as Chief Executive Officer, executive sessions of our non-management directors were chaired, on a rotating basis, by the independent Chairmen of our standing board committees. Effective upon the appointment of Mr. Satre as independent Chairman of our Board of Directors on December 1, 2009, all executive sessions of our non-management directors are now chaired by Mr. Satre.

Director Compensation - Fiscal 2009

The following table presents information regarding the compensation paid for fiscal 2009 to members of our board of directors who are not also our employees (referred to herein as “Non-Employee Directors”). Mr. Matthews was employed by IGT in fiscal 2009 and Ms. Hart became an employee of IGT in fiscal 2009. Ms. Hart and Mr. Matthews are not entitled to receive additional compensation for their services as a director while they are employed by IGT. Ms. Hart was a Non-Employee Director for a portion of fiscal 2009 until her appointment as IGT’s Chief Executive Officer. In accordance with applicable SEC rules, the compensation paid to Ms. Hart for the portion of fiscal 2009 that she served as a Non-Employee Director is included in the “All Other Compensation” column of the Summary Compensation Table included on page 30 of this proxy statement.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)(2)(3)	($) (1)(2)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert A. Bittman (4)	57,250	100,407	118,916	—	—	—	276,573
Richard R. Burt	108,000	67,841	181,239	—	—	—	357,080
Leslie S. Heisz (5)	25,625	—	—	—	—	—	25,625
Robert A. Mathewson	96,625	67,841	181,239	—	—	—	345,705
Robert Miller	110,000	67,841	181,239	—	—	—	359,080
Frederick B. Rentschler	113,000	67,841	181,239	—	—	—	362,080
David E. Roberson	71,250	34,646	53,086	—	—	—	158,982
Philip G. Satre	58,750	26,327	42,043	—	—	—	127,120

(1)	The amounts reported in Columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2009 (disregarding any estimate of forfeitures related to service-based vesting conditions). Except as noted below, no stock or option awards granted to Non-Employee Directors were forfeited during fiscal 2009. In March 2009 in connection with her appointment as Chief Executive Officer, Ms. Hart forfeited unvested IGT options for 11,000 shares of common stock and an unvested stock award for 2,750 shares of common stock, which awards had been granted to Ms. Hart in her capacity as a Non-Employee Director. In October 2008, in connection with her resignation from the board of directors, Ms. Heisz forfeited unvested IGT options for 35,000 shares of common stock and an unvested stock award for 2,750 shares of common stock. A discussion of assumptions and methodologies used to calculate the compensation amounts for stock and option awards is available in our Annual Reports on Form 10-K for fiscal 2009 and fiscal 2006 under Note 1—Summary of Significant Accounting Policies—Share-based Compensation.

(2)	The following table presents the number of shares subject to outstanding and unexercised option awards and the number of shares subject to unvested stock awards held by each of our Non-Employee Directors as of the last day of fiscal 2009.

	Number of Shares	Number of Unvested
	Subject to Outstanding	Shares of Restricted
Non-Employee Director	Options	Stock
Robert A. Bittman	99,959	19,060
Richard R. Burt	118,000	2,750
Leslie S. Heisz	—	—
Robert A. Mathewson	158,000	2,750
Robert Miller	166,000	2,750
Frederick B. Rentschler	110,000	2,750
David E. Roberson	31,000	6,084
Philip G. Satre	31,000	7,750

(3)	At the annual meeting of our shareholders on March 3, 2009, each Non-Employee Director was granted an option to purchase 11,000 shares of our common stock with an exercise price of $8.48 per share (the closing price on the grant date) and an aggregate grant-date fair value of $36,156. On that same date, each Non-Employee Director was granted 2,750 shares of restricted stock with an aggregate grant-date fair value of $23,320. Grant-date fair value is determined under applicable accounting rules based on the assumptions referred to in footnote (1) above.

(4)	Mr. Bittman was IGT’s Executive Vice President, Product Strategy until his retirement on December 31, 2008. As compensation for his services as an employee of IGT during fiscal 2009, Mr. Bittman received $109,846 salary and approximately $13,000 in other compensation. In addition, IGT made profit-sharing contributions of $14,802 and $12,228 to Mr. Bittman’s accounts under IGT’s 401(k) plan and deferred compensation plan, respectively. As this compensation was paid for Mr. Bittman’s service as an employee, it is not included in the Director Compensation table above.

(5)	Ms Heisz served on our board of directors until her resignation on October 17, 2008.

Non-Employee Director Compensation

Compensation for Non-Employee Directors under our Non-Employee Director compensation program, the current terms of which are summarized below, generally consists of annual retainers, meeting fees, and annual equity awards.

Annual Retainers. Our Non-Employee Directors receive an annual retainer of $65,000. In addition, the chair of the Audit Committee receives an additional annual retainer of $35,000, and the other members of the Audit Committee each receive an additional annual retainer of $17,500. The chairs of our Compensation, Nominating and Corporate Governance and Compliance Committees each receive an additional annual retainer of $20,000, and the other members of these three committees or other Board committees each receive an additional annual retainer of $10,000. In fiscal 2009, Ms. Hart received an additional annual retainer of $35,000 for serving as our Lead Independent Director during the first two quarters of the year. The board of directors amended our Non-Employee Director compensation program effective December 1, 2009 to provide for an additional annual retainer of $120,000 for a Non-Employee Director who serves as Chair of the board of directors.

Meeting Fees. Our Non-Employee Directors receive a fee of $1,500 for each board meeting attended after they have previously attended at least eight board meetings during the fiscal year. With respect to board committee meetings, Non-Employee Directors receive a fee of $1,500 for each Audit Committee meeting attended after they have previously attended at least ten meetings during the fiscal year, and a fee of $1,500 for each Compensation, Nominating and Corporate Governance and Compliance Committee meeting attended after they have previously attended at least four meetings of that committee during the fiscal year and $1,500 for attending (in person) any meeting of any other Board committee.

Equity Awards. Upon first being elected or appointed to the board of directors, a Non-Employee Director is automatically granted an option to purchase 20,000 shares of our common stock and an award of 5,000 shares of restricted stock or restricted stock units. These awards are scheduled to vest in three substantially equal annual installments following the grant date. In addition, each Non-Employee Director who continues in office following each annual meeting of our shareholders is automatically granted an option to purchase 11,000 shares of our common stock and an award of 2,750 shares of restricted stock or restricted stock units. The awards granted to continuing directors will vest in full on the first anniversary of the grant date.

In each case, the options granted to Non-Employee Directors will have an exercise price equal to the closing price of our common stock on the date of grant and a maximum term of ten years. Once vested, each option will generally remain exercisable until its normal expiration date. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Non-Employee Director’s service as a board member. The Non-Employee Director will generally have 30 days to exercise the vested portion of the option following a termination of service. This period is extended to two years if the termination is a result of the Non-Employee Director’s death, disability or retirement. The unvested portion of the option, and the unvested portion of any restricted stock units, will generally terminate upon a termination of the Non-Employee Director’s service as a director. Each restricted stock unit is paid, upon vesting, in a share of our common stock.

These Non-Employee Director awards are granted under, and are subject to the terms and conditions of, our 2002 Stock Incentive Plan (the “SIP”). The board of directors administers the plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits. Under the SIP, awards granted to Non-Employee Directors that are outstanding at the time of a change in control event (as such term is defined in the plan) will automatically become vested upon the change in control event.

Consistent with the Non-Employee Director compensation program described above, on March 3, 2009, each of our Non-Employee Directors then in office was granted an option to purchase 11,000 shares of our common stock at a per-share exercise price of $ 8.48 (the closing price of our common stock on that date), and an award of 2,750 shares of restricted stock. Ms. Hart received this March 3, 2009 grant, but the grant was subsequently cancelled in connection with her appointment as Chief Executive Officer. In connection with his appointment as Chair of the board of directors following the end of fiscal 2009, the board of directors approved an additional stock option grant for Mr. Satre covering 5,000 shares of our common stock and an additional award of 1,500 restricted stock units. These additional awards were granted on December 1, 2009.

Reimbursement of Expenses. We also reimburse our Non-Employee Directors for travel expenses incurred in connection with their duties as directors of IGT, director education, and fees incurred for the preparation of financial statements required by IGT from directors in order for IGT to secure certain gaming licenses.

Recommendation of IGT Board of Directors

A plurality of favorable votes cast is required for election of a nominee to the board of directors. Under our Corporate Governance Guidelines, if a director nominee is elected according to the above standard, but receives a greater number of votes “withheld” from his or her election than votes “for” such election, the nominee is required to tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to our board of directors with respect to any such resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Corporate Governance Guidelines, which are publicly available under the “Corporate Governance” link on the Investor Relations page of our website at http://ir.igt.com and are available in print, free of charge, to any shareholder who requests a copy by writing to our Corporate Secretary at our principal executive offices.

Our board of directors recommends a vote FOR the election of each of the above nominees as a director.

OTHER INFORMATION

Executive Officers

The following table sets forth the name, age, and title or titles of our current executive officers. Following the table are descriptions of all positions held by each individual and the business experience of each individual for at least the past five years.

Name	Age	Title
Patti S. Hart	53	President, Chief Executive Officer, Director
Patrick W. Cavanaugh	49	Executive Vice President, Chief Financial Officer, Treasurer
Anthony Ciorciari	62	Executive Vice President, Global Operations
Paulus Karskens	57	President of International
Robert C. Melendres	45	Chief Legal Officer, Corporate Secretary
Christopher J. Satchell	37	Chief Technology Officer
Richard J. Schneider	52	Executive Vice President, Gaming Products
Eric P. Tom	52	Executive Vice President, North America Sales and
		Global Marketing

For a description of Ms. Hart’s background, see “Election of Directors.”

Patrick W. Cavanaugh joined IGT in 2004. In 2008, Mr. Cavanaugh was appointed our Executive Vice President, Chief Financial Officer, responsible for directing the investor relations, finance, accounting, treasury and tax functions. In August 2009, he was appointed Treasurer. He previously served IGT in Corporate Finance and Investor Relations as Vice President from 2007 to December 2008, Executive Director from 2005 to 2007 and Director from 2004 to 2005. From 2001 until 2004, Mr. Cavanaugh was the Chief Financial Officer and Treasurer of Acres Gaming, Inc., which was acquired by IGT in 2003. Mr. Cavanaugh holds a BS in Business Administration with an emphasis in Accounting from Montana State University, and is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants.

Positions held previously include:
  Chief Financial Officer and Treasurer of Oasis Technologies, Inc.
  Chief Financial Officer and Treasurer of Casino Data Systems
  Audit Senior Manager, KPMG
Anthony Ciorciari joined IGT in January 1994 as our Vice President of Operations. He was promoted to Senior Vice President in 1998 and to Executive Vice President in 2003. As Executive Vice President of Global Operations, Mr. Ciorciari is responsible for worldwide manufacturing, procurement, corporate facilities and services. Mr. Ciorciari also serves on the boards of:
  National Association of Manufacturers in Washington, D.C.
  Truckee Meadows Community College
  Manufacturing Assistance Partnership
  Economic Development Authority for Western Nevada
Prior to joining IGT, Mr. Ciorciari was the General Manager of manufacturing operations for Digital Equipment Corporation in Albuquerque, New Mexico and Chihuahua, Mexico, where he was responsible for the manufacturing and supply of Digital’s workstation and systems product lines. Mr. Ciorciari also held various other positions at Digital Equipment Corporation and has more than 39 years of experience in U.S. and international manufacturing.

Paulus Karskens joined IGT in 1993. Mr. Karskens has been IGT’s President of International since April 2009 and he is responsible for IGT’s subsidiaries outside the United States. Previously, he was IGT’s President of Global Business Development from 2007 to 2009; President of IGT’s International Operations from 2001 to 2007; Senior Vice President, European and African Markets from 1998 to 2001; and Managing Director of IGT-Europe B.V. from 1993 to 1998. Mr. Karskens is also a Director of China LotSynergy Holdings Limited (CLS), a Hong Kong listed company. Mr. Karskens holds a doctorandus degree in Economic Sciences from the University of Amsterdam.

Prior to joining IGT, Mr. Karskens was Vice President for Verity Europe from 1990 to 1993 and Divisional Manager of Oracle Netherlands from 1989 to 1990.

Robert C. Melendres joined IGT in June 2009 as our Chief of Staff. In December 2009, Mr. Melendres was appointed Chief Legal Officer and Corporate Secretary, responsible for the direction of the legal, intellectual property, compliance, government relations and risk management functions. Mr. Melendres holds a BA in Economics from the University of California, Los Angeles and a JD from Harvard Law School.

Prior to joining IGT, from 2005 until June 2009, Mr. Melendres held various management positions at Spansion, Inc., including Executive Vice President of Corporate Development, Chief Legal Officer, General Counsel and Corporate Secretary. Prior to that, from 2002 to 2005, Mr. Melendres served in various management positions at AMD including Corporate Vice President, Business Development. Prior to joining AMD, he served in various senior management positions, including President and General Counsel of WebGain, Inc., from 2000 until 2002. He also served as Director of Worldwide Contracts and Business Practices for IBM Corp. and IBM Legal Counsel from 1993 until 2000.

Christopher J. Satchell joined IGT in June 2009 as our Chief Technology Officer, responsible for IGT’s information systems team, research and development, and the advanced software architecture group. Mr. Satchell holds a BSc 1st Class Honors Degree in Computing and a Diploma of Industrial Studies from Loughborough University, UK.

Prior to joining IGT, from 2002 until June 2009, Mr. Satchell held various management positions at Microsoft Corporation including Chief Technology Officer for Gaming, IEB; General Manager & Chief Software Architect, XNA; Director of Engineering; Development Manager, Studio RX; and Development Manager, Racing Studio MGS. Prior to that, Mr. Satchell held the positions of Executive Director and Engineering Director at the 3DO Company from 2000 to 2002, and Technical Manager at Silicon Dreams Ltd. from 1997 to 2000.

Richard J. Schneider joined IGT in 2003. Mr. Schneider has been IGT’s Executive Vice President of Gaming Products since December 2008, responsible for product management and development of IGT’s systems and games products. Mr. Schneider was IGT’s Senior Vice President of Server Based Gaming from 2006 to November 2008 and President of IGT Systems from 2004 to 2006. In 2003, IGT acquired Acres Gaming, Inc., where Mr. Schneider served as President and Chief Operating Officer and other management positions during the period 1997 to 2003. Mr. Schneider holds a BS in Engineering from the University of Nevada, Las Vegas.

Prior to joining IGT, Mr. Schneider served as Vice President of Game Development for Casino Data Systems and Director of Engineering for United Coin Machine.

Eric P. Tom joined IGT in July 2009 as our Executive Vice President, North America Sales and Global Marketing, responsible for Sales and Sales Operations in North America and Global Marketing. Mr. Tom holds an MBA from the University of California, Berkeley with an emphasis in corporate finance and entrepreneurship and a Bachelor of Business Administration from the University of Hawaii.

Prior to joining IGT, from 2007 to 2009 Mr. Tom was Vice President, Corporate & Business Development and Strategic Alliances of Force10 Networks. Prior to that he was Chief Executive Officer of Broadband Interactive TV from 2004 to 2007, and from 2003 to 2004 he was Qwest’s Vice President of Sales, West Area. He also headed the Sprint Hospitality Group, focused on the Las Vegas Gaming Market. He has also held COO and CFO roles.

Mr. Tom has more than 20 years of experience in executive level sales and marketing related positions with large corporations operating in the U.S., Europe and Asia.

Equity Security Ownership of Management and Other Beneficial Owners

The following table sets forth information as of January 4, 2010 (except where another date is indicated) with respect to the beneficial ownership of our common stock by persons known to us to own beneficially more than 5% of the common stock, each of our directors, our executive officers named in the Summary Compensation Table, and all of our executive officers and directors as a group. We have no other class of equity securities outstanding. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

	Shares of IGT’s Common Stock
		Options
		Exercisable
		Within 60	Beneficially	Percent of
Name of Beneficial Owner	Owned (1)	Days	Owned (2)	Class (3)
Paget L. Alves	—	—	—	*
Robert A. Bittman	104,046	76,332	180,378	*
Richard R. Burt	8,700	110,000	118,700	*
Patrick W. Cavanaugh	16,275	66,443	82,718	*
Anthony Ciorciari (4)	80,401	270,753	351,154	*
Patti S. Hart	178,889	67,000	245,889	*
David D. Johnson (5)	28,166	308,382	336,548	*
Paulus Karskens	45,703	188,870	234,573	*
Robert A. Mathewson	24,000	150,000	174,000	*
Thomas J. Matthews	950,000	1,783,318	2,733,318	*
Robert Miller	5,500	158,000	163,500	*
Frederick B. Rentschler	31,500	102,000	133,500	*
David E. Roberson	7,750	24,333	32,083	*
Philip G. Satre	12,750	17,666	30,416	*
Daniel R. Siciliano	18,944	8,361	27,305	*
All executive officers and directors as a group
(17 persons)	1,115,881	3,262,993	4,758,032	1.6%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Includes shares of unvested restricted stock that may be voted as of or within 60 days of January 4, 2010 as follows: Mr. Bittman (14,761), Mr. Burt (2,750), Mr. Cavanaugh (9,793), Mr. Ciorciari (13,206), Ms. Hart (160,819), Mr. Johnson (22,167), Mr. Mathewson (2,750), Mr. Matthews (93,635), Mr. Miller (2,750), Mr. Rentschler (2,750), Mr. Roberson (6,084), Mr. Satre (7,750) and Mr. Siciliano (13,364). No director or executive officer had any restricted stock units scheduled to vest within 60 days of January 4, 2010.

(2)	Represents sum of shares owned and shares which may be purchased upon exercise of options exercisable within 60 days of January 4, 2010.

(3)	Any securities not outstanding which are subject to options or conversion privileges exercisable within 60 days of January 4, 2010 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

(4)	Owned shares include 7,706 shares owned by Mr. Ciorciari’s spouse; 28,258 shares owned by a charitable remainder trust of Mr. Ciorciari and his spouse are trustees; and 10,000 shares owned by a family trust.

(5)	Mr. Johnson left his positions as Executive Vice President, General Counsel, and Secretary of IGT effective as of January 4, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers, directors, and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of those persons, to file initial reports of ownership and transaction reports covering any changes in ownership with the SEC and NYSE. SEC regulations require these persons to furnish us with copies of all reports they file pursuant to Section 16(a). Based solely upon a review of the copies of the reports received by us and written representations that no other reports were required, we believe that, during fiscal 2009, except as described in the next sentence, all filing requirements applicable to executive officers and directors were complied with in a timely manner. A Form 3 was not timely filed for Mr. Karskens, and a Form 4 reporting the forfeiture of restricted stock awards by Mr. Ciorciari’s spouse, a former employee of IGT, was inadvertently filed late.

Policies and Procedures for Approval of Related Person Transactions

Our board of directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) IGT was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a material direct or indirect interest. For purposes of the policy, a related person is (i) any person who is, or at any time since the beginning of the last fiscal year was, one of our directors or executive officers or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of IGT’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all of the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Compensation Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Compensation Committee is to consider all relevant facts and circumstances of the related person transaction available to the Compensation Committee. The Compensation Committee must approve only those related person transactions that are in, or not inconsistent with, IGT’s best interests and the best interests of IGT’s shareholders, as the Compensation Committee determines in good faith. No member of the Compensation Committee will participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

Related Person Transactions

The spouse of Anthony Ciorciari, our Executive Vice President, Global Operations, was employed by IGT in a non-executive officer capacity until March 2009. During fiscal 2009, Ms. Ciorciari received salary of $78,023 and other pay (including severance pay) of $206,171.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2009, and our three other most highly compensated executive officers. These individuals are listed in the “Summary Compensation Table” below and are referred to as the “Named Executive Officers” in this proxy statement. On April 1, 2009 Patti S. Hart assumed the role of President and Chief Executive Officer. Ms. Hart took the place of Thomas J. Matthews, who resigned as IGT’s President and Chief Executive Officer but remained Chairman of IGT’s Board of Directors. On December 23, 2008, Patrick Cavanaugh was appointed Chief Financial Officer. Daniel Siciliano had been serving as Principal Financial Officer on an interim basis.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does review the recommendations of the President and Chief Executive Officer regarding compensation for our other Named Executive Officers.

Executive Compensation Program Objectives and Overview

In support of Ms. Hart in her new role, the Compensation Committee conducted its annual review of our executive compensation programs in June 2009 (rather than during IGT’s regular November time frame) to assess, in light of the overall economic situation as well as the business conditions of IGT, the executive compensation program’s competitiveness and its strength in reinforcing the strategic goals to be achieved under the leadership of Ms. Hart. As discussed herein, the Compensation Committee approved modifications to the executive compensation program for fiscal 2010 that it believes further strengthen IGT’s ability to reinforce, support and reward the achievement of important strategic goals. In addition to fiscal 2009 executive compensation, the fiscal 2010 program features approved by the Compensation Committee are described in this Compensation Discussion and Analysis.

The goals of our executive compensation program have been and continue to be to:
  Attract and retain top quality executives whose talent and leadership are critical to the accomplishment of our business objectives.
  Motivate executives to provide outstanding leadership and achieve our strategic goals by directly and substantially linking short-term compensation to measureable corporate, business unit and individual goals set forth in the strategic plan.
  Align the interests of executives, employees and shareholders by emphasizing equity in our executives’ total direct compensation pay mix.
  Provide executives with reasonable security and a long-term employment focus through a combination of 401(k) retirement benefits, executive deferred compensation opportunities and, in some cases, severance and other termination benefits that motivates them to continue employment and to achieve goals that will help IGT remain competitive and thrive in the long term.
In structuring our executive compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term business decisions. The Compensation Committee also considers the requirements of IGT’s strategic plan and the short-term and mid-term needs of IGT’s business situation. Our executive compensation program is based on the following components, which are designed to help achieve the goals of our compensation philosophy described above.

Compensation Component	Purpose
Base salary
  Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions and ensuring that base pay is commensurate with competitive market compensation rates for each position.

Annual incentive bonuses
  Motivate executives to achieve specific annual financial and operational goals and objectives whose achievements are critical for near and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to significantly higher corporate performance.

Long term incentives in the form of stock options and restricted stock
  Align executives’ long-term interests with shareholders’ interests and to drive decisions and achieve goals that will help IGT remain competitive and thrive in the very competitive global gaming market; attract executives with an interest in creating long-term shareholder value; reward executives for building and sustaining shareholder value; and retain executives both through growth in their equity value and the vesting provisions of our stock plans.

Deferred compensation opportunities	Promote retention by postponing receipt of compensation through current non-qualified tax benefits.

Severance and other termination benefits	Attract, retain and provide reasonable security to executives; and encourage executives to make sound decisions in the interest of IGT’s long-term performance, regardless of personal risk.

In general, IGT does not maintain programs for providing perquisites and personal benefits to our executive officers.

The Compensation Committee believes that performance-based compensation in the form of annual incentive bonuses as well as long-term equity awards play a significant role in aligning executives’ interests with those of our shareholders. For this reason, these forms of compensation constitute a substantial portion of each Named Executive Officer’s compensation.

At the start of fiscal 2009, the Compensation Committee approved executive compensation arrangements for Mr. Matthews in the position of President, Chief Executive Officer and Chairman that, at target, would have resulted in approximately 83% of his total direct compensation being annual incentive compensation and long-term equity tied directly to achievement of strategic goals and shareholder value creation, with his base salary constituting the balance of his fiscal 2009 total direct compensation. (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in IGT’s financial reporting.)

In March 2009, the Compensation Committee approved new hire executive compensation arrangements for Ms. Hart in the position of President and Chief Executive Officer, that at target, would have resulted in approximately 88% of her total direct compensation being annual incentive compensation and long-term equity tied directly to achievement of strategic goals and shareholder value creation, with her base salary constituting the balance of her fiscal 2009 total direct compensation.

With respect to our other Named Executive Officers, the Compensation Committee approved executive compensation arrangements that, at target, would have resulted in approximately 70% of each executive’s total direct compensation being annual incentive compensation and long-term equity tied directly to achievement of strategic goals and shareholder value creation, with base salary constituting the balance of their fiscal 2009 total direct compensation.

Independent Consultants and Peer Companies

The Compensation Committee’s practice has been to retain independent compensation consultants to ensure the Compensation Committee has current information and receives independent advice about trends in executive compensation, selection of peer companies, modification to pay programs and assessment of pay levels and mix. For fiscal 2009 compensation decisions, the Compensation Committee retained the consulting firm of The Croner Company (“Croner”). Croner provided no other consulting services to IGT in fiscal 2009.

Because IGT has a unique business model and is a leader in the design, manufacture and marketing of computerized gaming equipment and network systems, our peer group is a composite of companies from several related industries with similar revenue size and scope and is heavily weighted towards the high technology industry. For fiscal 2009, the Compensation Committee selected the following companies as our peer companies: Activision-Blizzard; Adobe Systems, Inc.; Alliance Data; BMC Software; Boyd Gaming Corporation; Cadence Design Systems, Inc.; Diebold Incorporated; Electronic Arts, Inc.; Harrah’s Entertainment, Inc.; Intuit; Juniper Networks, Inc.; Las Vegas Sands Corp.; MGM Mirage; NCR Corporation; Network Appliance, Inc.; Pitney Bowes, Inc.; Scientific Games Corporation; Take-Two Interactive Software, Inc.; and WMS Industries, Inc.

In addition to compensation data for the peer companies listed above, the Compensation Committee also reviewed executive compensation data for companies with revenues similar to those of IGT made available in surveys published by various consulting firms (Watson Wyatt, Towers Perrin, Mercer and Radford) and in SEC public filings of the companies in the S&P 500. With Croner’s assistance, the Compensation Committee defined a “competitive compensation market” standard based on a weighting of 25% for the peer group of companies identified above, and 75% for the remaining data available from the surveys and SEC public filings reviewed by the Compensation Committee. The data is weighed equally between industry-related companies, high-technology related companies, and S&P 500 companies included in these surveys and the SEC public filings, which is intended to mitigate the effect of anomalies that may arise from the use of a small sample size from any one source. The Compensation Committee does not specifically focus on any particular survey or company in this data, but instead uses this information as a general reference point in its decision making process.

Fiscal 2009 Compensation

Pay Position Philosophy

For fiscal 2009, our pay positioning philosophy for our executive officers relative to the competitive compensation market standard was as follows:
  Base salary is targeted at the 50th percentile of the competitive compensation market.
  Variable cash compensation, when combined with base salary, is targeted at a level not less than the 75th percentile of total cash compensation of the competitive compensation market.
  Equity compensation, when combined with the cash compensation elements referred to above, is targeted at a level approximately equal to the 75th percentile of total direct compensation of the competitive compensation market.
For fiscal 2009, the combination of base salary, short-term variable cash components and long-term variable equity components for Ms. Hart as President and Chief Executive Officer was less than our fiscal 2009 target total direct compensation levels because she was new to the role and had not yet had an opportunity to demonstrate her leadership or affect significant financial and operational outcomes for IGT. The fiscal 2009 target total direct compensation of Ms. Hart in her role as President and Chief Executive Officer was determined by the Compensation Committee after reviewing competitive market data following IGT’s fiscal 2009 pay philosophy. Ms. Hart’s base salary, total cash compensation and total direct compensation were set at levels slightly below the competitive market levels identified above with the intention that her pay will more closely approximate competitive compensation levels as she continues to grow into her new role.

For Mr. Matthews in the position of President, Chief Executive Officer and Chairman, target total cash compensation and total direct compensation was higher than the 75th percentile of the competitive compensation market due to his additional responsibilities as Chairman of the Board. For Mr. Johnson, target base salary, total cash compensation and total direct compensation exceeded the competitive compensation market due to his additional responsibilities including oversight of IGT’s government relations, human resources, internal audit, aviation and risk management functions along with his traditional responsibility for the company’s legal and compliance functions. For Mr. Karskens, target base salary, total cash compensation and total direct compensation exceeded the competitive compensation market due to his extensive experience and demonstrated leadership in the areas of international sales, operations and development and expansion of business opportunities on a global basis.

The positioning of base salary, short-term variable cash components and long-term variable equity for our other Named Executive Officers generally varied with regard to the relative time they were in their positions to demonstrate leadership and assigned operational outcomes. For Mr. Cavanaugh and Mr. Siciliano who were each new to their assigned executive positions, target total direct compensation were less than fiscal 2009 competitive market targets. For Mr. Ciorciari who had several years to demonstrate leadership and operational outcomes assigned to his role, target total direct compensation matched fiscal 2009 targets.

Because the Compensation Committee generally determines the target value for our current executive compensation program based on an assessment of the compensation paid by the competitive compensation market, we do not generally factor in amounts realized from prior compensation paid to the Named Executive Officers. We believe the individual components of our executive compensation program combine together to create a total compensation package for each Named Executive Officer that achieves our compensation objectives.

Current Executive Compensation Program Elements

Base Salaries

Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis. As noted above, the Compensation Committee believes that a significant portion of our Named Executive Officers’ compensation should be in the form of incentive compensation and long-term equity that helps to align the interests of our executives with those of our shareholders. Accordingly, our executive officers’ salary levels are set at approximately the 50th percentile of the competitive compensation market so that a greater percentage of our executives’ compensation may be delivered in the form of incentive compensation and long-term equity.

In setting specific salary levels for each of our Named Executive Officers, at the beginning of each fiscal year the Compensation Committee solely determines the compensation for the Chief Executive Officer and reviews the recommendations of the Chief Executive Officer regarding the compensation of our other Named Executive Officers. Compensation determinations for each of our Named Executive Officers take into consideration:
  Current business conditions.
  Current market data for each executive position.
  The scope of the executive’s responsibility at IGT and in relation to those of the closest comparable positions in the market.
  The relative internal value to IGT of the position.
  The executive’s past performance and expected future contributions to IGT.
For fiscal 2009, as a result of current business conditions exacerbated by the crisis in the global financial markets, the Compensation Committee approved no increases in base salary for each of the Named Executive Officers.

Annual Incentive Bonuses

For fiscal 2009 the Compensation Committee approved the continuation of our fiscal 2008 incentive bonus structure for all Named Executive Officers. We award annual incentive bonuses to the Named Executive Officers based on multiple performance criteria, including a quantitative component based on IGT’s performance as measured against pre-established financial goals and a qualitative component based on subjective evaluations of the executive’s achievement of pre-established strategic and operational goals, and within a maximum bonus limitation intended to help ensure that IGT is able to deduct its bonus payments for tax purposes in light of the limitations of Section 162(m) of the Internal Revenue Code (discussed below under “Policy With Regard to Section 162(m)”).

The bonus plan has an approved structure for determining the maximum bonus that would be payable to each Named Executive Officer for fiscal 2009 and help ensure that the company’s ability to deduct the bonus payments would not be limited by Section 162(m). To meet the requirements of Section 162(m), a fixed percentage of IGT’s operating income for fiscal 2009 was used to cap each executive’s fiscal 2009 bonus opportunity. By using a formula that was expected to produce a high amount which the Compensation Committee had discretion to reduce, this bonus structure was intended to give the Compensation Committee flexibility to consider a broad range of performance factors in determining actual bonus amounts while preserving IGT’s ability to deduct these amounts under Section 162(m). It was not expected that the maximum bonuses would actually be paid. Instead, it was expected that the Compensation Committee would exercise its discretion for all of the executives, with the amount of the reduction in each case depending on the performance of IGT and the individual executive during the fiscal year as described below. The fixed percent of IGT’s operating income for fiscal 2009 (before giving effect to expenses for bonuses and other incentives, impairment charges related to goodwill and other intangible assets, and charges related to natural disasters and related insurance recoveries) allocated to the executive bonus pool for fiscal 2009 was .09% with each Named Executive Officer’s bonus being a percentage of the aggregate pool allocated as follows: Ms. Hart (21.2%), Mr. Matthews (8.8%), Mr. Cavanaugh (8.8%), Mr. Ciorciari (10.7%), Mr. Johnson (13.0%), Mr. Karskens (13.0%) and Mr. Siciliano (6.4%). The remaining 18.1% of the executive bonus pool was allocated to establish bonuses for executives other than Named Executive Officers.

Within the overall bonus cap for each Named Executive Officer, the Compensation Committee determined each executive’s actual fiscal 2009 bonus based upon multiple performance criteria, including a quantitative component based on IGT’s performance as measured against pre-established financial goals and a qualitative component based on subjective evaluations of the executive’s achievement of pre-established strategic and operational goals. As described below, the weighting between the quantitative and qualitative components varies for each executive depending on the degree to which the executive’s role is expected to have a direct impact on IGT’s achievement of the quantitative goals. However, because of the limited time Ms. Hart served as Chief Executive Officer during fiscal 2009, it was agreed that Ms. Hart’s prorated annual incentive award for fiscal 2009 would be based solely on non-financial performance objectives established by the Compensation Committee.

For fiscal 2009, for all Named Executive Officers except Ms. Hart and Mr. Siciliano, the Compensation Committee established the quantitative goals with the expectation that they would be met only by achieving goals that are considered difficult, or a “stretch,” to reach. When establishing the quantitative goals for a respective fiscal year, we use an approach that looks at both a year-over-year compound growth rate and an absolute achievement of revenue and operating income (net income for Mr. Matthews’ incentive in the roles of President, Chief Executive Officer and Chairman, then subsequently as Chairman). Messrs. Cavanaugh, Ciorciari and Johnson were assigned an operating income growth measure (rather than the net income growth measure assigned to Mr. Matthews) because the Compensation Committee believes their roles have less direct impact on financial decisions below the operating income level. Mr. Karskens was assigned both an operating income goal for his business group (due to his responsibility as President of International), as well as a corporate net income goal similar to that assigned to Mr. Matthews. Both the growth and absolute achievement is weighted 50% in the determination of the final incentive achieved. For fiscal 2009, the target growth rates for purposes of these bonus opportunities for Messrs. Cavanaugh, Ciorciari and Johnson were 10.7% for revenue and 12.1% for operating income, with the absolute dollar-targets set at $2.8 billion for revenue and $0.74 billion for operating income. The target growth rates for the bonus opportunity for Mr. Matthews were 10.7% for revenue and 12.4% for net income, with the absolute dollar-targets at $2.8 billion for revenue and $0.38 billion for net income. The target growth rates for the bonus opportunity for Mr. Karskens were 173.9% for business group operating income and 12.4% for net income, with absolute dollar-targets at $15.7 million for business group operating income and $0.38 billion for corporate net income. The Compensation Committee has discretion to approve bonuses for less than or greater than target (within the overall cap) in the event performance exceeds the goals or falls short of the stated goals.

As stated above, Ms. Hart’s total bonus opportunity for fiscal 2009 (within the overall cap) was weighted 100% based on the achievement of qualitative goals established by the Compensation Committee for the fiscal year and prorated to reflect the period of her service during fiscal 2009 as President and Chief Executive Officer. This qualitative component for Ms. Hart was based on the Compensation Committee’s assessment of pre-determined goals including resolution of access to capital, restructuring of the organization, development of the 2010 operating plan and successful transition to the role of CEO with customers, investors, partners and employees of the company. Mr. Matthews’ total bonus opportunity for fiscal 2009 (within the overall cap) was weighted 70% based on the achievement of the quantitative goals described above and 30% based on achievement of qualitative goals established by the Compensation Committee for the fiscal year. The quantitative component was weighted 70% on the net income factors described above and 30% on the revenue growth factors described above. The qualitative component of Mr. Matthews’ opportunity was based on the Compensation Committee’s assessment of his management of company capital and operating efficiency when in the role of President, Chief Executive Officer and Chairman.

For Messrs. Cavanaugh, Ciorciari, Johnson and Karskens, the weighting of the bonus opportunity between the quantitative and qualitative components varied for each executive depending on the Compensation Committee’s assessment of each executive’s ability to directly impact the attainment of the quantitative goals. For fiscal 2009, the quantitative component was weighted 50% for Messrs. Cavanaugh and Karskens and 20% for Messrs. Ciorciari and Johnson. In each case, the qualitative component made up the balance of the bonus opportunity. The quantitative component for Messrs. Cavanaugh, Ciorciari and Johnson was weighted 70% on the operating income factors described above and 30% on the revenue growth factors described above. For Mr. Karskens the quantitative component was weighted 50% on the business group operating income growth factors described above and 50% on the corporate net income growth factors described above. Mr. Matthews determined the qualitative factors at the beginning of the fiscal year to be considered in determining the bonuses for each of the Named Executive Officers other than himself and Mr. Siciliano.

The Compensation Committee has discretion to establish the target bonus opportunity for each executive for each fiscal year, with the amount of the executive’s actual bonus being determined based on a combination of the executive’s target bonus amount and the performance factors identified above (subject to the overall bonus cap). For fiscal 2009, the Named Executive Officers’ target bonus opportunities were as follows: Ms. Hart, 200% of her base salary prorated for the time in her role as President and Chief Executive Officer; Mr. Matthews, 250% of his annual base salary prorated for the time in his role as President and Chief Executive Officer; Mr. Cavanaugh, 120% of his annual base salary; Mr. Ciorciari, 150% of his annual base salary; Mr. Johnson, 150% of his annual base salary; and Mr. Karskens, 150% of his annual base salary. For fiscal 2009, each executive also had a maximum bonus opportunity equal to 120% of his or her target bonus opportunity (or, if less, the executive’s percentage of the aggregate executive bonus pool as described above).

At the end of fiscal 2009, the Compensation Committee reviewed Ms. Hart’s and Mr. Matthews’ performance against the qualitative factors applicable to her and his bonus opportunities, respectively, and Ms. Hart reviewed the performance of each of the other Named Executive Officers (other than Mr. Siciliano) against the qualitative factors applicable to his bonus opportunity and made recommendations to the Compensation Committee based on her review. The Compensation Committee determined final bonus amounts based on this assessment and IGT’s performance against the quantitative factors. For fiscal 2009, quantitative goal achievement averaged 31% of the target for Messrs. Johnson and Ciorciari, resulting in an average bonus payment (as a percentage of target bonus) of 6.3%. For Mr. Cavanaugh, the quantitative goal achievement was 31% of the target resulting in a bonus payment (as a percent of target bonus) of 15.9% due to 50% of his bonus being weighted toward quantitative goals. For Mr. Karskens, the quantitative goal achievement was 13.8% of the target resulting in a bonus payment (as a percent of target bonus) of 6.9% due to 50% of his bonus being weighted toward quantitative goals. For Mr. Matthews, the quantitative goal achievement was 30% of the target resulting in a bonus payment (as a percent of his prorated target bonus) of 21.4%. Based on its subjective assessment of each executive’s performance as described below, the Compensation Committee awarded the following qualitative scores to the Named Executive Officers: 100% for Ms. Hart, 33% for Mr. Matthews, 74% for Mr. Johnson, 86% for Mr. Karskens, 95% for Mr. Ciorciari and 95.2% for Mr. Cavanaugh.

For Ms. Hart, the qualitative component was determined to have been earned based on the Compensation Committee’s assessment that she had successfully completed her pre-determined goals including resolving access to capital, restructuring of the organization, development of the 2010 operating plan and successful transition to the role of CEO with customers, investors, partners and employees of the company. For Mr. Matthews, the qualitative component was determined to have been earned based on the Compensation Committee’s assessment of his beneficial assistance in revising the company’s capital structure and transitioning out of the Chief Executive Officer role.

For the other Named Executive Officers, the Compensation Committee’s assessment of the executive’s qualitative performance focused on cost reduction efforts or the identification of new market opportunities, including:
  Managing IGT’s legal and regulatory affairs to more efficiently address company legal affairs
  Utilizing of the tools of Legal, Compliance and Governmental Affairs to open new markets both domestically and internationally
  Completing a re-structure of IGT’s product development organization to include independent creative studios focused on high performing innovative products
  Developing and executing a debt refinancing plan to help provide effective levels of liquidity and to help allow for execution of strategic capital deployment initiatives
  Achieving year over year material cost reductions, increasing inventory turns and on time delivery of customer orders
  Establishing and developing a China Research and Development Center in Beijing
  Integration of UK businesses
  Targeting Q4 expenses of the UK and Japan at 25% of total revenue
The table below reflects the quantitative and qualitative scores and the final bonus amounts under the annual incentive plan for each of the Named Executive Officers other than Mr. Siciliano.

Name and Principal Position	Target Bonus	Quantitative % of Target Bonus Earned	Qualitative % of Target Bonus Earned	Final Bonus (1)	Final Bonus as % of Target Bonus
Patti S. Hart (2)	$800,000	n/a	100%	$800,000	100%
President and Chief Executive Officer
Paulus Karskens	$981,357	6.9%	43%	$489,730	49.9%
President, Global Business Development
David D. Johnson	$787,500	6.3%	56.1%	$491,241	62.4%
Executive Vice President,
General Counsel and Secretary
Anthony Ciorciari	$498,000	6.3%	74.9%	$404,276	81.2%
Executive Vice President Global Operations
Patrick W. Cavanaugh (3)	$360,000	15.9%	48.0%	$230,074	63.9%
Executive Vice President
Chief Financial Officer, Treasurer
Thomas J. Matthews (4)	$1,050,000	21.4%	10.1%	$330,800	31.5%
Chairman of the Board,
President and Chief Executive Officer

(1)	Weighting of individual goals within the qualitative goal area can affect final bonus payout

(2)	As noted above, Ms. Hart’s bonus opportunity was prorated (50%) to reflect her time during fiscal 2009 in the position of President and Chief Executive Officer.

(3)	Mr. Cavanaugh was awarded an additional discretionary bonus amount of $100,000 by the Compensation Committee due to his current compensation being significantly below competitive compensation market and for the accomplishment of IGT’s debt-refinancing plan along with aggressively driving further company cost reduction plans during the fiscal year.

(4)	As noted above, Mr. Matthews’ bonus opportunity was prorated (50%) to reflect his time during fiscal 2009 in the position of President and Chief Executive Officer

Due to the short period of time that Mr. Siciliano served as interim Principal Financial Officer during fiscal 2009, he was not subject to the quantitative and qualitative goal setting process of the other Named Executive Officers. Mr. Siciliano’s fiscal year 2009 bonus award was based upon his job performance during the year as evaluated by Mr. Cavanaugh, with consideration given to the additional responsibility he assumed for the period served as interim Principal Financial Officer. Consistent with the other Named Executive Officers, Mr. Siciliano’s target bonus for fiscal 2009 was 150% of his annual base salary, and his maximum bonus opportunity was 120% of his target bonus.

For fiscal 2009, in addition to the annual incentive bonus opportunities described above, each of the Named Executive Officers participated in IGT’s Cash Sharing Program. In fiscal 2009, all IGT employees participated in this program. The program is funded based on a percentage of IGT’s operating income for the fiscal year, and each participant receives a portion of this amount based on his base salary. For fiscal 2009, each participant received a Cash Sharing bonus of approximately 2.5% of his earned wages, excluding annual incentive bonuses, under the Cash Sharing Program. The Compensation Committee included amounts received by Named Executive Officers under the Cash Sharing Program in assessing these executives’ bonuses in comparison with the competitive compensation market.

In March 2009, the Compensation Committee also awarded Ms. Hart a one-time bonus of $400,000 in connection with her appointment as IGT’s President and Chief Executive Officer. This bonus was negotiated as part of Ms. Hart’s employment agreement and was principally in lieu of providing her with relocation services.

Long-Term Incentive Equity Awards

Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to shareholders. Therefore, we have historically made annual grants of long-term equity awards to provide further incentives to our executives to increase shareholder value. These long-term incentive awards are made annually to provide a market-competitive total direct compensation package in accordance with our compensation philosophy.

The Compensation Committee bases its award grants to executives each year on a number of factors, including:
  Current business conditions.
  An assessment of current and past equity usage as measured by burn rate, overhang and value delivered.
  The executive’s position with IGT and total compensation package.
  The equity participation levels of comparable executives at comparable companies.
  The executive’s contribution to the success of IGT’s financial performance.
In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and IGT, accounting impact and potential dilution effects.

Our annual award grants generally consist of a mixture of stock options and awards of restricted stock and are usually awarded during the second month (November) of each fiscal year. Our Named Executive Officers received equity award grants in fiscal 2009 consisting of stock options equal to 60% of their long-term incentive award value and restricted stock awards equal to 40% of their long-term incentive award value. We granted 60% of the long-term incentive value in the form of stock options because we believe the majority of our executives’ long-term incentive opportunity should be directly linked to creating value for our shareholders. The stock options are granted with an exercise price that is equal to the closing price of our common stock on the date of grant of the option, so the executive will only realize value on their stock options if our shareholders realize value on their shares.

We granted 40% of our long-term incentive value in the form of restricted stock because we believe restricted stock encourages retention. In general, the restricted stock vests over the four-year period following the date of grant. At the end of the vesting period, the executive’s shares will have the value of IGT’s stock price on the day vesting lapses. In general, this means the executive will receive an award that has some financial value regardless of stock price volatility. However, the value of the restricted shares appreciates as the value of IGT’s stock price increases, so restricted stock also helps to link executives’ interests with those of our shareholders.

In determining the number of shares to be subject to award grants made to the Named Executive Officers (other than Ms. Hart) early in fiscal 2009, the Compensation Committee considered the grant-date fair value of the awards (as determined under the accounting principles used in IGT’s financial reporting) granted to the Named Executive Officers in recent fiscal years. Because IGT’s stock price at the time the fiscal 2009 awards were made was significantly lower than the stock price at the time award grants were made in prior years, it would have required a substantial increase in the number of shares over the share levels awarded in prior years to deliver equity awards with grant-date fair values consistent with the grant-date fair values awarded to the Named Executive Officers in prior years. The Compensation Committee determined that it would be appropriate to award fewer shares to these executives for fiscal 2009, with the result being that the grant-date fair values of the fiscal 2009 grants to the Named Executive Officers were lower than in the preceding fiscal years and lower than the levels that would have been required to deliver total direct compensation at the target 75th percentile relative to the competitive compensation market described above. The Compensation Committee then determined the final numbers of shares to award to each executive based on its subjective assessment of the executive’s performance during fiscal 2008, taking into account the accomplishment of important strategic initiatives such as new product and business development, successful identification and completion of key mergers and acquisitions, and activities that strengthen IGT’s legal and financial foundation that it had considered in determining the executives’ fiscal 2008 annual bonuses.

In fiscal 2009, we had expected to include a performance-based vesting component in our annual grants of restricted stock awards to the Named Executive Officers. However, in light of continued uncertainty in the general market environment and in light of the strategic priorities assigned to Ms. Hart, the Compensation Committee decided to forgo performance-based vesting requirements for equity awards (other than the grant to Ms. Hart described below) in the foreseeable future.

In March 2009, the Compensation Committee granted stock options and restricted stock to Ms. Hart in connection with her appointment as IGT’s President and Chief Executive Officer. Of the total equity award value granted to Ms. Hart, approximately 60 percent consisted of stock options, approximately 20 percent consisted of time-based restricted stock, and approximately 20 percent consisted of restricted stock that was subject to both time-based and performance-based vesting requirements. These awards are subject to a four-year vesting schedule. The performance-based award vests on the second Friday of November following each of fiscal years 2009, 2010, 2011 and 2012 at a rate of 25% per year, plus 50% of any cumulative unvested shares from prior fiscal years. For the portion of her performance share award scheduled to vest for fiscal 2009, the Compensation Committee established a diluted earnings per share goal of $0.83 after adjustments for certain non-recurring items. The final adjusted diluted earnings per share for fiscal 2009 was $0.85, resulting in vesting of 100% of the shares eligible to vest based on fiscal 2009 performance. The Compensation Committee will establish the performance criteria applicable to each of the remaining installments of Ms. Hart’s performance share award at the beginning of the fiscal year to which that installment relates.

Timing of Grants. For fiscal 2009, annual grants to Named Executive Officers were made in November 2008. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year. In March 2009, Ms. Hart received new-hire equity grants in connection with her commencing employment as President and Chief Executive Officer.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan, our Named Executive Officers may elect to defer up to 50% of their base salaries and annual incentive bonuses. We believe that providing the Named Executive Officers this deferral is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for IGT also is deferred. Please see the “Nonqualified Deferred Compensation” table and related narrative below for a description of these benefits.

Severance and Other Benefits Upon Termination of Employment

We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of IGT’s long-term success particularly at times of major business transactions. The Compensation Committee believes IGT is best served by offering severance protections in certain circumstances to our top executives. Accordingly, we provided such protections for Ms. Hart in her employment agreement and Mr. Matthews in his employment agreement (as Mr. Matthews’ agreement was in effect during fiscal 2009).

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, Ms. Hart would be entitled under her employment agreement to severance benefits in the event of a termination of her employment by IGT without cause, by Ms. Hart for good reason, or due to her death or disability. Mr. Matthews would be entitled under his revised employment agreement as Chairman to severance benefits in the event of a termination of his employment by IGT without cause, by Mr. Matthews following a change in control of IGT, or due to his death or disability. We have determined that it is appropriate to provide Ms. Hart and Mr. Matthews with severance protections in these respective circumstances both in light of each of their positions at IGT and to encourage sound decision making by the top executive team as a group.

We do not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by a termination of employment. However, if there is a change in control of IGT, outstanding equity awards granted under our 2002 Stock Incentive Plan will generally vest on an accelerated basis.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk taking. While our annual bonus plan focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, executives’ annual bonuses are determined using multiple performance criteria and are subject to reduction by the Compensation Committee based on the executive’s individual performance. The Compensation Committee believes that the annual bonus plan appropriately balances risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.

The majority of compensation provided to our executive officers is in the form of equity awards that are important to help further align executives’ interests with those of our shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. The Company’s current practice is to grant executives a mixture of options and restricted stock as described above. The Compensation Committee believes this mixture provides an appropriate balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock is exposed to decreases in our stock price).

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee also considers the anticipated tax treatment to IGT and to the executives of various payments and benefits, including the effect of Section 162(m). As described above, the Compensation Committee structures its annual incentive bonus program with the intent that any bonuses paid will be exempt from the limitations of Section 162(m) as performance-based compensation. The Compensation Committee retains discretion, however, to implement executive compensation programs that may not be deductible under Section 162(m) if the Compensation Committee believes the programs are nevertheless appropriate to help achieve our primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of IGT and our shareholders.

Subsequent Committee Actions - Fiscal 2010 Programs

For fiscal 2010, the Compensation Committee approved a change in our pay positioning philosophy relative to the competitive compensation market standard. The modified pay positioning philosophy continues to emphasize incentive compensation, but places less emphasis on annual incentive bonuses and more emphasis on long-term equity in the pay mix for our executive officers.
  Base salary is targeted at the 50th percentile of the competitive compensation market.
  Annual incentive bonus is targeted at the 60th percentile of competitive market bonuses.
  Equity grants are targeted at the 75th percentile of the competitive market grant value.
We believe that this modification further aligns our incentive compensation mix with competitive market compensation practices and places even greater emphasis on the creation of long-term shareholder value. For both cash and equity compensation, actual positioning and realized pay are intended to directly correlate with company performance (e.g., financial and stock price performance) and individual performance. We will continue to review this positioning relative to future company performance and make adjustments consistent with changes in IGT’s performance and competitive compensation market.

Annual Incentive Bonuses

As noted above, the Named Executive Officers’ target bonus opportunities for fiscal 2010 will be reduced significantly to more closely match competitive compensation market standards for bonuses and to place a greater emphasis on long-term equity under our executive compensation program.

The Compensation Committee has approved the following modifications to the annual incentive bonus plan for fiscal 2010. The purpose of these modifications is to further create and sustain a sense of urgency toward strategy execution and accountability for achieving key business results; unite the management team through shared incentive goals; and focus the management team on reaching and exceeding goals through meaningful upside opportunities. The plan will take the following structure.
  Annual incentive target bonus opportunities will be reduced in the following manner. Target incentive opportunity for Ms. Hart will be reduced to 150% of base salary; for all other Named Executive Officers, target incentive opportunities will be reduced to 75% of base salary.
  The maximum bonus that may be awarded will be increased to 200% of the target incentive opportunity.
  The financial measures used to determine actual awards include consolidated revenues and operating income, adjusted to exclude cash and equity incentives expense and other extraordinary non-recurring items as determined by the Compensation Committee.
  A minimum level of operating income must be achieved before the plan pays any awards.
  Once the minimum level of operating income is surpassed, the incentive award associated with each financial metric is determined and paid independently of the others. At 95% of revenue target, 0% of associated award will be earned; at 100% of revenue target, 100% of associated award will be earned; at 110% of revenue target, 200% of associated award will be earned. At 70% of operating income target, 0% of associated award will be earned; at 100% of operating income target, 100% of associated award will be earned; at 130% of operating income target, 200% of associated award will be earned.
  The incentive for Ms. Hart and the other executive officers that report directly to her will be tied 100% to the corporate financial metrics noted above. No part of their incentive will be tied to qualitative goals, except that the Compensation Committee retains the discretion to decrease bonus amounts based on individual performance.
  For fiscal 2010, none of the executives that participate in the annual incentive bonus plan will be eligible to participate in IGT’s Cash Sharing Program.

Long Term Incentive Equity Awards

For fiscal 2010, the Compensation Committee approved the following modifications to our equity plan.
  Annual equity targets will be increased to match our fiscal 2010 target equity grant value positioning at the 75th percentile of the competitive market grant value.
  Annual equity award grants will consist of stock options equal to 50% of the targeted long- term incentive award value and restricted stock awards equal to 50% of the targeted long- term incentive award value.
  New hire equity award grants will consist of stock options equal to 100% of the targeted long- term incentive award value.
Severance Program

After the end of fiscal 2009, we entered into executive transition agreements that provide severance benefits with certain of our executive officers, including Messrs. Johnson and Ciorciari. These executives would be entitled to severance benefits in the event of termination of employment by IGT without cause or by the executive for good reason.

Compensation Committee Report on Executive Compensation (1)

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

Compensation Committee of the Board of Directors Frederick B. Rentschler (Chairman) David E. Roberson Philip G. Satre

(1)	SEC filings sometimes “incorporate information by reference.” This means IGT is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless IGT specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

Messrs. Rentschler, Mathewson, Roberson, Satre and Miller and Ms. Hart each served on the Compensation Committee during all or part of fiscal 2009. None of these directors is or has been a former or current executive officer of IGT or had any relationships requiring disclosure by IGT under the SEC’s rules requiring disclosure of certain relationships and related-party transactions, except that Ms. Hart, after resigning from the Compensation Committee, became our President and Chief Executive Officer. None of IGT’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2009.

Summary Compensation Table - Fiscal 2009, 2008 and 2007

The following table presents information regarding compensation of each of our Named Executive Officers for services rendered during fiscal 2009, 2008 and 2007.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Patti S. Hart (4)	2009	393,846	400,000	825,791	534,666	800,000	—	94,168	3,048,471
President and Chief
Executive Officer
Paulus Karskens (5)	2009	599,855	—	515,935	368,277	503,747	—	148,340	2,136,154
President of International
David D. Johnson (6)	2009	525,000	—	307,386	364,992	503,841	—	34,123	1,735,342
Executive Vice	2008	525,000	—	250,423	478,785	656,764	—	44,416	1,955,388
President, General	2007	500,000	—	199,927	643,379	761,960	—	64,434	2,169,700
Counsel and Secretary
Anthony Ciorciari	2009	332,000	—	171,682	165,765	412,244	—	21,885	1,103,576
Executive Vice President
Global Operations
Patrick W. Cavanaugh (7)	2009	279,072	100,000	115,256	109,508	236,269	—	13,712	853,817
Executive Vice President
Chief Financial Officer,
Treasurer
Thomas J. Matthews (8)	2009	840,000	—	1,691,371	1,568,166	350,960	—	54,395	4,504,892
Chairman of the Board,	2008	840,000	—	948,694	1,107,726	881,678	—	70,732	3,848,830
Former President and	2007	800,000	—	3,301,248	850,012	1,601,518	—	77,004	6,629,782
Chief Executive Officer
Daniel R. Siciliano (9)	2009	263,000	—	177,563	172,841	246,312	—	17,033	876,749
Interim Principal	2008	256,450	75,000	139,115	177,928	323,775	—	19,661	991,929
Financial Officer, Chief	2007	206,000	—	102,939	191,366	374,196	—	17,666	892,167
Accounting Officer and
Treasurer

(1)	As described in the “Compensation Discussion and Analysis” above, the Named Executive Officers’ annual bonuses generally consist of two components--a cash bonus pursuant to each executive’s annual incentive award and a cash bonus pursuant to our Cash Sharing Program. The threshold, target and maximum amounts for each Named Executive Officer’s annual incentive award and the target amount for each Named Executive Officer under our Cash Sharing Program for fiscal 2009 are reported in the “Grants of Plan-Based Awards” table below. For fiscal 2009, the actual amounts awarded to each Named Executive Officer under these two bonus programs were, as reflected in column (g) above, as follows:

Name	Annual Incentive Bonus ($)	Cash Sharing Program ($)	Total Non-Equity Incentive Plan Compensation ($)
Patti S. Hart	800,000	—	800,000
Paulus Karskens	489,730	14,017	503,747
David D. Johnson	491,241	12,600	503,841
Anthony Ciorciari	404,276	7,968	412,244
Patrick W. Cavanaugh	230,074	6,195	236,269
Thomas J. Matthews	330,800	20,160	350,960
Daniel R. Siciliano	240,000	6,312	246,312

In addition, Ms. Hart was paid a discretionary bonus of $400,000 in fiscal 2009 when she was appointed IGT’s President and Chief Executive Officer, and Mr. Cavanaugh received a discretionary bonus of $100,000 in fiscal 2009. Each of these discretionary bonuses is described in the “Compensation Discussion and Analysis” and reflected in column (d) of the table above.

(2)	The amounts reported in columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2009 (disregarding any estimate of forfeitures related to service-based vesting conditions). These stock-based compensation amounts reflect the aggregate fiscal 2009 accounting value related to awards granted up to five years ago. The stock award compensation amount reported in column (e) above is presented after giving effect to a reduction of $482,660 based on revised performance expectations in connection with Mr. Matthews’ September 29, 2006 performance-based stock award. Mr. Matthews also forfeited 9,018 shares of performance-based restricted stock subject to this award based on fiscal 2009 performance. Except as noted in the Director Compensation table above with respect to certain awards that were granted to Ms. Hart in her capacity as a Non-Employee Director and forfeited upon her becoming IGT’s President and Chief Executive Officer, no other stock or option awards granted to Named Executive Officers were forfeited during fiscal 2009. A discussion of assumptions and methodologies used to calculate the compensation amounts for stock and option awards is available in our Annual Reports on Form 10-K for fiscal 2009 and fiscal 2006 under Note 1—Summary of Significant Accounting Policies—Share-based Compensation. For information about the stock awards and option awards granted to our Named Executive Officers in fiscal 2009, please see the discussion under “Grants of Plan-Based Awards” below.

(3)	The amounts reported for fiscal 2009 in column (i) of the Summary Compensation table under the heading “All Other Compensation” are detailed below. The amount reported for Mr. Karskens consists of $122,877 for pension contributions on his behalf under a plan maintained in the Netherlands by IGT, $22,942 for car allowance and $2,521 for health insurance.

Name	401(k) Plan Profit Sharing Contribution ($)	Deferred Compensation Plan Profit Sharing Contribution ($)	Term Life Insurance Premiums ($)	Other Benefits ($)	Total All Other Compensation ($)
Patti S. Hart	—	—	168	—	168
Paulus Karskens	—	—	—	148,340	148,340
David D. Johnson	14,802	18,985	336	—	34,123
Anthony Ciorciari	14,802	6,747	336	—	21,885
Patrick W. Cavanaugh	13,376	—	336	—	13,712
Thomas J. Matthews	14,802	39,257	336	—	54,395
Daniel R. Siciliano	14,802	1,895	336	—	17,033

In addition the amount in column (i) of the Summary Compensation Table for Ms. Hart includes a retainer fee of $94,000 she received in compensation for her service on IGT’s board of directors under the Non-Employee Director compensation program prior to her appointment as IGT’s President and Chief Executive Officer effective April 1, 2009.

(4)	Ms. Hart was appointed IGT’s President and Chief Executive Officer effective April 1, 2009.

(5)	The amounts reported for Mr. Karskens in Columns (c), (g) and (i) of the table above were paid by IGT to Mr. Karskens or on his behalf in Euros. For purposes of this presentation, the amounts in Columns (c) and (i) have been converted from Euros to U.S. dollars based on a conversion rate of US$1.3583 to €1 (the 12-month average exchange rate during fiscal 2009). The amount in Column (g) has been converted from Euros to U.S. dollars based on a conversion rate of US$1.4815 to €1 (the exchange rate in effect at the time of payment) as to Mr. Karskens’ annual incentive bonus and a conversion rate of US$1.3263 to €1 (the average exchange rate for the first six months of fiscal 2009) as to Mr. Karskens’ award under IGT’s cash sharing program.

(6)	Mr. Johnson left his positions as IGT’s Executive Vice President, General Counsel and Secretary effective January 4, 2010.

(7)	Mr. Cavanaugh was appointed IGT’s Chief Financial Officer on December 23, 2008.

(8)	Mr. Matthews resigned as IGT’s President and Chief Executive Officer effective April 1, 2009.

(9)	Mr. Siciliano was IGT’s Interim Principal Financial Officer until December 23, 2008.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for fiscal years 2009, 2008 and 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted stock awards. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and restricted stock awards granted during fiscal 2009, provides information regarding the long-term equity incentives awarded to our Named Executive Officers. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements - Salary and Bonus Amounts

We have entered into an employment agreement with Ms. Hart. Ms Hart’s employment agreement does not have a specified term. The employment agreement provides that Ms. Hart will receive an annualized base salary of $800,000, subject to annual review by the Compensation Committee, and a one-time bonus of $400,000 upon signing the agreement. The employment agreement also provides for annual bonuses for Ms. Hart with a target annual bonus equal to 200% of her base salary and a maximum annual bonus equal to 240% of her base salary, with the amount of the bonus to be determined based on IGT’s financial performance during the year and Ms. Hart’s achievement of non-financial performance objectives determined by the Compensation Committee for that year. The Compensation Committee will determine Ms. Hart’s actual bonus amount each year. The employment agreement also provides for Ms. Hart to participate in IGT’s employee benefit plans and programs in accordance with the terms of such plans or programs. Provisions of this agreement relating to outstanding equity incentive awards and post-termination employment benefits are discussed below under the applicable sections of this proxy statement.

We have entered into an employment agreement with Mr. Matthews, which was amended and restated in March 2009 in connection with his resignation as IGT’s President and Chief Executive Officer and remaining as Chairman of IGT’s Board of Directors. Under Mr. Matthews’ agreement as in effect during fiscal 2009, he received an annualized base salary of $840,000. The employment agreement also provided for annual bonus opportunity for Mr. Matthews up to a maximum of 300% of his base salary, with 70% of the bonus opportunity to be based on IGT’s annual year-over-year increase in net operating income and 30% to be based on objectives for the year determined by the Compensation Committee. The employment agreement also provided for Mr. Matthews to participate in IGT’s employee benefit plans and programs for which he is otherwise eligible under the terms of such plans or programs.

After the end of fiscal 2009, we entered into an amended and restated version of Mr. Matthews’ employment agreement that provides for his continued employment with IGT for a term commencing on December 1, 2009 and ending on the earlier of IGT’s 2011 annual meeting of shareholders or March 31, 2011. The agreement provides for Mr. Matthews to receive a base salary of $65,000 and to participate in IGT’s employee benefit plans and programs for which he is otherwise eligible under the terms of such plans or programs. The agreement also provides for Mr. Matthews’ then outstanding and unvested performance-based restricted shares granted to him in September 2006 to be cancelled as of December 1, 2009.

Provisions of Mr. Matthews’ agreement, as in effect during fiscal 2009 and as amended after the end of the fiscal year, relating to outstanding equity incentive awards and post-termination employment benefits are discussed below under the applicable sections of this proxy statement.

We do not have employment agreements with our Named Executive Officers other than Mr. Matthews and Ms. Hart, and as a result their base salary and bonus opportunities are not fixed by contract. The terms of severance agreements we entered into with each of the Named Executive Officers (other than Mr. Siciliano) after the end of fiscal 2009 are described below under “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards - Fiscal 2009

The following table presents information regarding the incentive awards granted to our Named Executive Officers for fiscal 2009.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patti S. Hart	N/A	(2)	—	800,000	960,000	—	—	—	—	—	—	—
	3/20/09		—	—	—	—	—	—	116,959	—	—	1,066,666
	3/20/09		—	—	—	—	58,480	58,480	—	—	—	1,173,109
	3/20/09		—	—	—	—	—	—	—	661,704	9.12	2,400,000

Paulus Karskens	N/A	(2)	—	981,357	1,177,628	—	—	—	—	—	—	—
	N/A	(3)	—	54,703	—	—	—	—	—	—	—	—
	11/14/08		—	—	—	—	—	—	22,346	—	—	239,996
	11/14/08		—	—	—	—	—	—	—	100,336	10.74	359,996

David D. Johnson	N/A	(2)	—	787,500	945,000	—	—	—	—	—	—	—
	N/A	(3)	—	43,313	—	—	—	—	—	—	—	—
	11/14/08		—	—	—	—	—	—	13,408	—	—	144,002
	11/14/08		—	—	—	—	—	—	—	60,202	10.74	215,999

Anthony Ciorciari	N/A	(2)	—	498,000	597,600	—	—	—	—	—	—	—
	N/A	(3)	—	27,240	—	—	—	—	—	—	—	—
	11/14/08		—	—	—	—	—	—	8,361	—	—	89,797
	11/14/08		—	—	—	—	—	—	—	33,445	10.74	119,997

Patrick W. Cavanaugh	N/A	(2)	—	360,000	432,000	—	—	—	—	—	—	—
	N/A	(3)	—	16,929	—	—	—	—	—	—	—	—
	11/14/08		—	—	—	—	—	—	6,968	—	—	74,836
	11/14/08		—	—	—	—	—	—	—	27,871	10.74	99,998

Thomas J. Matthews	N/A	(2)	—	1,050,000	1,260,000	—	—	—	—	—	—	—
	N/A	(3)	—	69,300	—	—	—	—	—	—	—	—
	11/14/08		—	—	—	—	—	—	76,311	—	—	819,580
	11/14/08		—	—	—	—	—	—	—	342,640	10.74	1,229,358

Daniel R. Siciliano	N/A	(2)	—	394,500	473,400	—	—	—	—	—	—	—
	N/A	(3)	—	21,141	—	—	—	—	—	—	—	—
	11/14/08		—	—	—	—	—	—	8,361	—	—	89,797
	11/14/08		—	—	—	—	—	—	—	33,445	10.74	119,997

(1)	The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used for financial statement reporting purposes. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation Table.

(2)	These entries report the target and maximum amounts for each Named Executive Officer’s fiscal 2009 annual incentive bonus opportunity as described under “Compensation Discussion and Analysis – Annual Incentive Bonuses” above. There are no threshold amounts for these awards. The amounts reported in the table above for Ms. Hart and Mr. Matthews reflect the proration of their respective bonus opportunities to reflect the time during fiscal 2009 each of these individuals served in the position of President and Chief Executive Officer.

(3)	These entries report the target amount of each Named Executive Officer’s fiscal 2009 non-equity bonus opportunity under our Cash Sharing Program as described in the “Compensation Discussion and Analysis” above. Pursuant to SEC rules, these target amounts reflect the amounts actually paid under the program for fiscal 2008. There are no threshold or maximum amounts for these awards.

Description of Plan-Based Awards

The material terms of each of the “Non-Equity Incentive Plan Awards” reported in the Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of our 2002 Stock Incentive Plan, as amended (the “SIP”). The SIP is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the SIP, if there is a change in control of IGT, outstanding awards granted under the plan (including awards granted to the Named Executive Officers) will generally become fully vested and, in the case of options, exercisable upon the occurrence of the transaction. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled, subject to any provision made by the board of directors or Compensation Committee for the options to be assumed or to otherwise continue following the transaction.

Options

The per share exercise price of each option reported in Column (k) of the table above is equal to the closing market price of a share of our common stock on the date of grant of the option. Each option granted to our Named Executive Officers in fiscal 2009 is scheduled to vest in four installments on each of the first four anniversaries of the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2009 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. If the Named Executive Officer is terminated by us for cause, the option (whether or not vested) will immediately terminate. The options granted to Named Executive Officers during fiscal 2009 do not include any dividend rights.

Restricted Stock

Column (i) of the table above reports awards of restricted stock granted to our Named Executive Officers for fiscal 2009. Awards of restricted stock granted to our Named Executive Officers for fiscal 2009, except for the performance-based restricted stock award granted to Ms. Hart, are scheduled to vest in four installments on each of the first four anniversaries of the grant date, provided that the executive continues to be employed with us through the vesting date. Ms. Hart’s award of 58,480 restricted shares granted in March 2009 is scheduled to vest in 25% installments over a period related to four fiscal years, commencing with fiscal 2009, subject to the satisfaction of performance criteria as described in the “Compensation Discussion and Analysis” above and to Ms. Hart’s continued employment with us through the applicable vesting date. Prior to the time the shares become vested, the Named Executive Officer generally does not have the right to dispose of the restricted shares, but does have the right to vote and receive dividends (if any) paid by IGT in respect of the restricted shares.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of the last day of fiscal 2009, including the vesting dates for the portions of these awards that had not vested as of that date.

Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
		Options	Options		Exercise	Option
	Option Grant	(#)	(#)		Price	Expiration
Name	Date	Exercisable	Unexercisable		($)	Date
(a)	(b)	(c)	(d)		(e)	(f)
Patti S. Hart	6/15/06	40,000	—		36.43	6/15/16
	3/6/07	16,000	8,000	(2)	39.95	3/6/17
	2/27/08	11,000	—		47.12	2/27/18
	3/20/09	—	661,704	(3)	9.12	3/20/19

Paulus Karskens	12/31/03	60,000	—		35.70	12/31/13
	12/31/04	36,000	9,000	(4)	34.38	12/31/14
	11/10/06	20,557	20,557	(6)	42.72	11/10/16
	5/9/08	13,975	41,925	(7)	35.26	5/9/18
	11/14/08	—	100,336	(8)	10.74	11/14/18

David D. Johnson	11/3/03	32,000	—		33.06	11/3/13
	12/1/03	72,000	—		35.10	12/1/13
	12/31/04	27,000	9,000	(4)	34.38	12/31/14
	3/1/05	80,000	40,000	(5)	30.19	3/1/15
	11/10/06	13,705	13,704	(6)	42.72	11/10/16
	5/9/08	8,387	25,163	(7)	35.26	5/9/18
	11/14/08	—	60,202	(8)	10.74	11/14/18

Anthony Ciorciari	12/31/02	9,600	—		18.98	12/31/12
	3/3/03	138,800	—		19.46	3/3/13
	12/31/03	50,000	—		35.70	12/31/13
	12/31/04	32,000	8,000	(4)	34.38	12/31/14
	11/10/06	4,568	4,568	(6)	42.72	11/10/16
	5/11/07	7,640	7,641	(9)	38.91	5/11/17
	5/9/08	4,750	14,250	(7)	35.26	5/9/18
	11/14/08	—	33,445	(8)	10.74	11/14/18

Patrick W. Cavanaugh	4/19/04	25,000	—		46.15	4/19/14
	12/6/04	8,000	2,000	(10)	35.06	12/6/14
	12/31/04	8,000	2,000	(4)	34.38	12/31/14
	11/10/06	2,284	2,284	(6)	42.72	11/10/16
	5/11/07	4,075	4,075	(9)	38.91	5/11/17
	5/9/08	3,487	10,463	(7)	35.26	5/9/18
	11/14/08	—	27,871	(8)	10.74	11/14/18

Thomas J. Matthews	12/30/01	827,365	—		17.50	12/30/11
	10/27/03	600,000	—		31.57	10/27/13
	11/10/06	145,269	145,268	(6)	42.72	11/10/16
	5/9/08	69,025	207,075	(7)	44.18	5/9/18
	11/14/08	—	342,640	(8)	10.74	11/14/18

Daniel R. Siciliano	12/31/03	20,000	—		35.70	12/31/13
	9/27/04	48,000	—		33.40	9/27/14
	12/31/04	12,000	3,000	(4)	34.38	12/31/14
	11/10/06	5,139	5,139	(6)	42.72	11/10/16
	5/11/07	3,565	3,566	(9)	38.91	5/11/17
	5/9/08	5,587	16,763	(7)	35.26	5/9/18
	11/14/08	—	33,445	(8)	10.74	11/14/18

Stock Awards

		Number		Market Value			Equity Incentive Plan
		of Shares		of Shares	Equity Incentive Plan		Awards: Market or
		or Units of		or Units of	Awards: Number of		Payout Value
		Stock That		Stock That	Unearned Shares,		of Unearned Shares,
		Have Not		Have Not	Units or Other Rights		Units or Other Rights
	Award Grant	Vested		Vested	That Have Not Vested		That Have Not Vested
Name	Date	(#)		($) (1)	(#)		($) (1)
(g)	(h)	(i)		(j)	(k)		(l)
Patti S. Hart	3/20/09	116,959	(11)	2,332,162	—		—
	3/20/09	—		—	58,480	(15)	1,166,091

Paulus Karskens	1/11/06	2,400	(12)	47,856	—		—
	4/11/06	11,173	(13)	222,790	—		—
	11/10/06	3,511	(6)	70,009	—		—
	5/9/08	10,635	(7)	212,062	—		—
	11/14/08	22,346	(8)	445,579	—		—

David D. Johnson	1/11/06	2,200	(12)	43,868	—		—
	4/11/06	5,586	(13)	111,385	—		—
	11/10/06	2,341	(6)	46,680	—		—
	5/9/08	6,383	(7)	127,277	—		—
	11/14/08	13,408	(8)	267,356	—		—

Anthony Ciorciari	1/11/06	680	(12)	13,559	—		—
	4/11/06	3,600	(13)	71,784	—		—
	11/10/06	1,170	(6)	23,330	—		—
	5/9/08	3,615	(7)	72,083	—		—
	11/14/08	8,361	(8)	166,718	—		—

Patrick W. Cavanaugh	1/11/06	600	(12)	11,964	—		—
	4/11/06	2,200	(13)	43,868	—		—
	11/10/06	585	(6)	11,665	—		—
	5/9/08	2,663	(7)	53,100	—		—
	11/14/08	6,968	(8)	138,942	—		—

Thomas J. Matthews	9/29/06	35,750	(14)	712,855	—		—
	9/29/06	—		—	80,935	(16)	1,613,844
	11/10/06	24,812	(6)	494,751	—		—
	5/9/08	35,993	(7)	717,700	—		—
	11/14/08	76,311	(8)	1,521,641	—		—

Daniel R. Siciliano	1/11/06	800	(12)	15,952	—		—
	4/11/06	3,200	(13)	63,808	—		—
	11/10/06	1,316	(6)	26,241	—		—
	5/9/08	4,253	(7)	84,805	—		—
	11/14/08	8,361	(8)	166,718	—		—

(1)	The dollar amounts shown in Columns (j) and (l) are determined by multiplying (x) the number of shares or units reported in Columns (i) and (k), respectively, by (y) $19.94 (the closing price of our common stock on the last trading day of fiscal 2009).

(2)	The unvested portions of these awards are scheduled to vest in one installment on March 6, 2010.

(3)	The unvested portions of these awards are scheduled to vest in four installments on March 20, 2010, March 20, 2011, March 20, 2012 and March 20, 2013.

(4)	The unvested portion of this award is scheduled to vest in one installment on December 31, 2009.

(5)	The unvested portion of this award is scheduled to vest in one installment on March 1, 2010.

(6)	The unvested portions of these awards are scheduled to vest in two installments on November 10, 2009 and November 10, 2010.

(7)	The unvested portions of these awards are scheduled to vest in three installments on November 12, 2009, November 12, 2010 and November 12, 2011.

(8)	The unvested portion of these awards are scheduled to vest in four installments on November 14, 2009, November 14, 2010, November 14, 2011 and November 14, 2012.

(9)	The unvested portion of this award is scheduled to vest in two installments on May 11, 2010 and May 11, 2011.

(10)	The unvested portion of this award is scheduled to vest in one installment on December 6, 2009.

(11)	The unvested portion of this award is scheduled to vest in four installments on March 20, 2010, March 20, 2011, March 20, 2012 and March 20, 2013.

(12)	The unvested portions of these awards are scheduled to vest in two installments on December 2, 2009 and December 2, 2010.

(13)	The unvested portions of these awards are scheduled to vest in two installments on April 25, 2010 and April 25, 2011.

(14)	The unvested portion of this award is scheduled to vest with respect to 35,750 shares on November 13, 2009.

(15)	The vesting of the shares subject to this award is determined based on performance criteria established by the Compensation Committee for each of fiscal years 2009, 2010, 2011 and 2012. The unvested portion of this award is eligible to vest on the second Friday of the November following the applicable fiscal year with respect to 14,620 shares, plus up to 50% of the cumulative unvested shares subject to the award as of the beginning of the applicable fiscal year. As described in the “Compensation Discussion and Analysis” above, the Compensation Committee established an adjusted diluted earnings per share goal for fiscal 2009 and determined at the end of the fiscal year that the goal had been achieved, resulting in vesting of 100% of the shares eligible to vest based on fiscal 2009 performance.

(16)	The vesting of the shares subject to this award is determined based on the compound annual growth rate of IGT’s earnings per share during each of fiscal years 2008, 2009, 2010 and 2011. The unvested portion of this award is eligible to vest with respect to 21,460 shares, plus up to 50% of the cumulative unvested shares subject to the award as of the beginning of the applicable fiscal year. The number of shares outstanding is presented after giving effect to the forfeiture of 9,018 shares based on fiscal 2009 performance. As noted above, Mr. Matthews entered into an amended employment agreement effective December 1, 2009 that provided for his then-outstanding and unvested performance-based restricted shares to be cancelled as of that date.

Option Exercises and Stock Vested - Fiscal 2009

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2009, and on the vesting during fiscal 2009 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (1)
(a)	(b)	(c)	(d)	(e)
Patti S. Hart	—	—	3,450	31,667
Paulus Karskens	—	—	13,086	147,518
David D. Johnson	—	—	8,190	91,581
Anthony Ciorciari	—	—	4,930	55,284
Patrick W. Cavanaugh	—	—	2,841	31,913
Thomas J. Matthews	—	—	45,853	525,393
Daniel R. Siciliano	—	—	4,477	50,406

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation - Fiscal 2009

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ balances under our nonqualified defined contribution plans during fiscal 2009 and the total deferred amounts for the Named Executive Officers as of the last day of fiscal 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($) (1)	($) (2)	($)	($) (3)
(a)	(b)	(c)	(d)	(e)	(f)
Patti S. Hart	—	—	—	—	—
Paulus Karskens	—	—	—	—	—
David D. Johnson	—	18,985	267	—	88,200
Anthony Ciorciari	69,805	6,747	45,306	—	783,826
Patrick W. Cavanaugh	142,232	—	2,071	—	620,268
Thomas J. Matthews	—	39,257	(30,219)	—	288,401
Daniel R. Siciliano	—	1,895	(7,215)	(29,992)	34,007

(1)	All of the amounts reported as IGT contributions in Column (c) above are also included as compensation for each Named Executive Officer in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	The earnings on deferred compensation included in Column (d) above are not included as compensation for the Named Executive Officers in the current or prior years’ Summary Compensation Table in accordance with SEC rules as these earnings are not considered to be at above-market rates.

(3)	Contributions made by the Named Executive Officers and the registrant were disclosed in the Summary Compensation Table in prior years’ proxy statements.

Nonqualified Deferred Compensation Plan

Under our Deferred Compensation Plan, the Named Executive Officers and other key employees generally may elect to receive a portion of their compensation reported in the Summary Compensation Table above on a deferred basis. Under the plan, each participant may elect to defer up to 50% of his or her base salary, discretionary cash bonuses, bonuses awarded under our cash sharing program and any commissions he or she may earn. In addition, IGT may make discretionary contributions each year to participants’ accounts under the Deferred Compensation Plan. Participants become vested in any contributions by IGT that are credited to their accounts under the Deferred Compensation Plan (and earnings on those contributions) after completing seven years of service, or upon death or a change in control of IGT.

Participants in the Deferred Compensation Plan may elect among the investment funds offered under the plan for purposes of determining the earnings on their plan accounts. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date. Distributions are generally paid in a lump sum, but participants who terminate employment after age 55 may receive payment in annual installments if they so elect at the time they commence participating in the plan.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with IGT and/or a change in control of IGT. As noted above, outstanding equity-based awards held by our Named Executive Officers may be subject to accelerated vesting in connection with a change in control of IGT under the terms of our SIP or, in the case of outstanding awards granted prior to September 22, 2002, may be subject to accelerated vesting in connection with a change in control of IGT under our 1993 Stock Option Plan (the “1993 Plan”).

Patti S. Hart

Cash Severance. Ms. Hart’s employment agreement, described above under “Employment Agreements - Salary and Bonus Payments,” provides for certain benefits to be paid to Ms. Hart in connection with a termination of her employment with IGT under certain circumstances. If Ms. Hart’s employment is terminated during the employment term either by IGT without cause (as defined in the employment agreement), or by Ms. Hart for good reason (as defined in the employment agreement), or due to Ms. Hart’s death or disability, Ms. Hart will be entitled to (1) a severance benefit equal to one times her base salary (at the highest annualized rate in effect at any time during the employment term), payable in twelve monthly installments following her termination; (2) a pro-rata portion of her annual incentive bonus for the year of the termination; and (3) reimbursement by IGT of her premiums for continued health coverage under COBRA for one year following her termination. IGT’s obligation to make these severance payments is contingent on Ms. Hart’s executing a release of claims in favor of IGT at the time of her termination and on her compliance with her covenant not to compete with IGT during the one-year period following termination as described below.

Equity Awards. If Ms. Hart’s employment is terminated by IGT without cause or by Ms. Hart for good reason, the stock option and restricted stock awards granted to her in March 2009, to the extent then outstanding and unvested, would become fully vested. (For these purposes, the terms “cause” and “good reason” are used as defined in Ms. Hart’s employment agreement.) If Ms. Hart’s employment terminates due to her death or disability, the stock option and time-based restricted stock award granted to her in March 2009 would become fully vested, and the performance-based restricted stock award granted to her in March 2009 will vest on a prorated basis for the year in which the termination occurs. (See the table above under “Outstanding Equity Awards at 2009 Fiscal Year-End” for more information on these awards.) If a change in control of IGT occurs and Ms. Hart is then still employed with IGT (or her employment terminated not more than 30 days before the change in control), the stock option and restricted stock awards granted to her in March 2009, to the extent then outstanding and unvested, would become fully vested. In addition, outstanding equity-based awards held by Ms. Hart may also be subject to accelerated vesting in connection with a change in control of IGT under the terms of our SIP and 1993 Plan as noted above.

Restrictive Covenants. Pursuant to Ms. Hart’s employment agreement, she has agreed not to disclose any confidential information of IGT at any time during or after her employment with IGT. Ms. Hart has also agreed that during and for a one-year period after her employment with IGT, she will not engage in competition with IGT in any manner. In addition, Ms. Hart has agreed that, for a period of one year following a termination of her employment with IGT, she will not solicit any IGT employee who earns $75,000 or more annually or any person or entity who was a customer, supplier or contractor of IGT within the preceding 12-month period.

Thomas J. Matthews

Cash Severance. As in effect during fiscal 2009, Mr. Matthews’ employment agreement, described above under “Employment Agreements - Salary and Bonus Payments,” provides for certain benefits to be paid to Mr. Matthews in connection with a termination of his employment with IGT under certain circumstances. If Mr. Matthews’ employment is terminated during the employment term either by IGT without cause (as defined in the employment agreement), or by Mr. Matthews for any reason following a change in control (as defined in the employment agreement) of IGT, or due to Mr. Matthews’ death or disability, Mr. Matthews will be entitled to a severance benefit equal to two times his base salary (at the highest annualized rate in effect at any time during the employment term), payable in monthly installments over the two-year period following his termination. In addition, if Mr. Matthews’ employment is terminated during the employment term either by IGT without cause or by Mr. Matthews for any reason following a change in control of IGT, Mr. Matthews will be entitled to a lump sum payment of a pro-rata portion of his annual incentive bonus for the year of the termination. IGT’s obligation to make these severance payments is contingent on Mr. Matthews’ executing a release of claims in favor of IGT at the time of his termination and on his compliance with his covenant not to compete with IGT during the two-year period following termination as described below.

Equity Awards. If Mr. Matthews’ employment is terminated at any time by IGT without cause or, at any time following a change in control of IGT, by Mr. Matthews for good reason, the restricted stock unit and performance stock unit awards granted to him on September 29, 2006, to the extent then outstanding and unvested, would become fully vested. (For these purposes, the terms “cause” and “change in control” are used as defined in Mr. Matthews’ employment agreement, and the term “good reason” is used as defined in the applicable award agreement.) If Mr. Matthews’ employment terminates due to his death or disability, the restricted stock unit award granted September 29, 2006 would become fully vested, and the performance stock unit award granted on that date will vest on a prorated basis for the year in which the termination occurs. (See the table above under “Outstanding Equity Awards at 2009 Fiscal Year-End” for more information on these awards.) In addition, outstanding equity-based awards held by Mr. Matthews may also be subject to accelerated vesting in connection with a change in control of IGT under the terms of our SIP and 1993 Plan as noted above.

Retiree Medical Benefits. After the termination of Mr. Matthews’ employment with IGT (regardless of the reason), IGT will continue to provide medical benefits to Mr. Matthews that are the same or similar to the medical benefits provided to him by IGT at the time of his termination. IGT will provide these medical benefits for the remainder of Mr. Matthews’ life at no cost to him, with such benefits to be secondary to Medicare or any other insurance that may provide medical coverage to Mr. Matthews from time to time.

Restrictive Covenants. Pursuant to Mr. Matthews’ employment agreement, he has agreed not to disclose any confidential information of IGT at any time during or after his employment with IGT. Mr. Matthews has also agreed that during and for a two-year period after his employment with IGT and if he has received or is receiving severance benefits as described above, he will not engage in competition with IGT in any manner. In addition, Mr. Matthews has agreed that, for a period of two years following a termination of his employment with IGT, he will not solicit any IGT employee who earns $75,000 or more annually or any person or entity who was a customer, supplier or contractor of IGT within the preceding 12-month period.

As described above, Mr. Matthews and IGT entered into an amended and restated employment agreement, effective December 1, 2009. Under the amended agreement, if Mr. Matthews’ employment is terminated by IGT for any reason, he would not be entitled to any cash severance benefits other than payment of any portion of his $65,000 base salary for the term of the agreement that had not been paid as of the date of his termination (subject to his executing a release of claims as described above). The amended agreement also modifies the retiree medical benefits described above so that Mr. Matthews will be entitled to medical benefits at least as favorable as the benefits provided by IGT to its chief executive officer at the relevant time and provides that IGT’s obligation to provide these benefits will terminate when Mr. Matthews becomes eligible for Medicare or any other medical insurance provided by any employer that may cover him from time to time.

Other Named Executive Officers

As noted above, we entered into executive transition agreements after the end of fiscal 2009 with each of the Named Executive Officers other than Mr. Matthews, Ms. Hart and Mr. Siciliano. Under these agreements, if the executive’s employment is terminated either by IGT without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive will be entitled to (1) a severance benefit equal to one times the executive’s base salary (at the highest annualized rate in effect at any time during the 24 months prior to termination); (2) a pro-rata portion of the executive’s annual incentive bonus for the year of the termination; (3) payment or reimbursement by IGT of the executive’s premiums for continued health coverage under COBRA for up to one year following termination; and (4) accelerated vesting of any portion of the executive’s equity-based awards, to the extent then outstanding and unvested, that was scheduled to vest during the 12-month period following the termination of the executive’s employment. IGT’s obligation to make these severance payments is contingent on the executive’s executing a release of claims in favor of IGT at the time of his or her termination.

Quantification of Severance/Change in Control Benefits

The following tables quantify the benefits Ms. Hart and Mr. Matthews would have been entitled to receive if a termination of his or her employment under the circumstances described above and/or a change in control of IGT had occurred on the last day of fiscal 2009. As in the case of such a termination, the executive would have been entitled to the full amount of the annual incentive bonus otherwise payable for fiscal 2009, the pro-rata bonus provisions of the agreements described above would not apply. As noted above, Mr. Matthews’ employment agreement was amended, effective December 1, 2009, so as to substantially reduce the cash severance he would be entitled to receive upon a termination of his employment. Pursuant to SEC rules, the following tables present the severance benefits Mr. Matthews would have been entitled to receive under his employment agreement as in effect on the last day of fiscal 2009.

Termination of Employment Without Cause or for Good Reason (1)

		Continued	Equity
	Cash Severance	Health Benefits	Acceleration (2)	Total
Name	($)	($)	($)	($)
Patti S. Hart	1,600,000	11,466	10,657,891	12,269,357
Thomas J. Matthews	2,730,000	361,199 (3)	2,506,518	5,597,717

(1)	As described above, these executives would be entitled to receive these benefits if the executive’s employment were terminated by IGT without cause or, in the case of Ms. Hart, by the executive for good reason.

(2)	For options, this value is calculated by multiplying the amount (if any) by which the closing price of IGT’s common stock on the last trading day of the fiscal year exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock awards, this value is calculated by multiplying the closing price of IGT’s common stock on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award.

(3)	As described above, Mr. Matthews will be entitled under his employment agreement to retiree medical benefits for the remainder of his life following the termination of his employment with IGT for any reason.

Termination of Employment Due to Death or Disability

		Continued	Equity
	Cash Severance	Health Benefits	Acceleration (1)	Total
Name	($)	($)	($)	($)
Patti S. Hart	1,600,000	11,466	9,783,323	11,394,789
Thomas J. Matthews	2,730,000	361,199 (2)	712,855	3,804,054

(1)	See footnote (2) of the table above for the calculation of these amounts.

(2)	See footnote (3) of the table above.

Change in Control Benefits

		Equity
	Cash Severance	Acceleration (2)
Name	($)	($)
Patti S. Hart	—	10,657,891
Paulus Karskens	—	1,921,387
David D. Johnson	—	1,150,423
Anthony Ciorciari	—	655,168
Patrick W. Cavanaugh	—	515,952
Thomas J. Matthews (1)	2,730,000	8,392,899
Daniel R. Siciliano	—	665,218

(1)	As noted above, Mr. Matthews would also be entitled to receive the cash severance benefits identified in the Termination of Employment Without Cause or for Good Reason table above if he voluntarily terminated his employment for any reason following (but not prior to) a change in control of IGT.

(2)	See footnote (2) to the Termination of Employment Without Cause or for Good Reason table above for the calculation of these amounts. For purposes of this calculation, we have assumed full acceleration of all outstanding and unvested equity awards held by each of our Named Executive Officers as of the last day of fiscal 2009.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recently conducted a competitive process to select a firm to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2010. The Audit Committee invited several firms to participate in this process, including Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm since fiscal 1988. As a result of this process and following careful deliberation, effective December 30, 2009, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2010, and dismissed Deloitte from that role.

Deloitte’s audit reports on our consolidated financial statements as of and for the fiscal years ended September 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 2009 and 2008 and in the subsequent interim period through December 30, 2009, there were no disagreements between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which would have caused Deloitte to make reference to the subject matter of the disagreement in their reports on our consolidated financial statements, and no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, we provided Deloitte with a copy of the disclosures made in our Current Report on Form 8 -K (the “Form 8-K”), which was filed with the Securities and Exchange Commission on January 6, 2010, and requested that Deloitte furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of Deloitte’s letter, dated January 4, 2010, is filed as Exhibit 16.1 to the Form 8-K and is incorporated by reference herein.

During the years ended September 30, 2009 and 2008, and in the subsequent interim period through December 30, 2009, neither we, nor anyone on our behalf, consulted with PwC on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

The board of directors recommends that the shareholders ratify the appointment of PwC by the Audit Committee to audit our financial statements for the current fiscal year ending September 30, 2010. We expect a PwC representative will attend the annual meeting, have an opportunity to make a statement if desired, and be available to respond to appropriate questions. A Deloitte representative is not expected to be available at the annual meeting.

Although ratification by the shareholders is not required by our organizational documents or other applicable law, the Audit Committee has determined it a good corporate practice to request shareholder ratification of its selection of the independent registered public accounting firm. In the event the shareholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment. The Audit Committee, in its discretion, may change the appointment at any time if it determines a change would be in the best interests of IGT and its shareholders.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

Audit Committee Report

The Audit Committee assists the board of directors in overseeing the quality of IGT’s accounting, auditing and financial reporting practices in accordance with its written charter.

The Audit Committee consists of three members, each satisfying the applicable SEC and NYSE requirements for independence, financial literacy and experience for audit committee members. Management is responsible for the financial reporting process, preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to insure compliance with accounting standards and applicable laws and regulations. IGT’s independent auditors are responsible for auditing IGT’s financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2009, the Audit Committee held fifteen meetings. The Audit Committee met and held discussions with management, the internal auditors and the independent auditors, Deloitte. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors and the independent auditors. The Audit Committee discussed matters with Deloitte required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees, as amended.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of IGT as of and for the year ended September 30, 2009 with management, the internal auditors and the independent auditors. The board of directors, including the Audit Committee, received an opinion of Deloitte as to the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met regularly with the internal and independent auditors, with and without management present, to discuss examination results, evaluations of IGT’s internal controls, and the overall quality of IGT’s accounting principles.

In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning its independence, and has discussed with Deloitte its independence. In particular, the Audit Committee discussed with Deloitte any relationships that may have an impact on their objectivity and independence and is satisfied with Deloitte’s independence. The Audit Committee also considered whether Deloitte’s provision of other non-audit services to IGT is compatible with maintaining independence. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte for audit and non-audit services.

Based on the review and discussions mentioned above, subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the board of directors that IGT’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC.

PricewaterhouseCoopers LLP (PwC) has been engaged by the Audit Committee to serve as IGT’s independent registered public accountants for the year ending September 30, 2010. On December 30, 2009, IGT informed Deloitte that they would be dismissed as our independent registered public accountants. The decisions to engage PwC and to dismiss Deloitte were made by the Audit Committee.

AUDIT COMMITTEE

David E. Roberson, Chairman
Frederick B. Rentschler
Philip G. Satre

Fees Paid to Independent Registered Public Accounting Firm

All services provided by our independent auditor for the fiscal years ended September 30, 2009 and 2008, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), were pre-approved by our Audit Committee. The Audit Committee concluded that the non-audit services provided by the Deloitte Entities are compatible with maintaining auditor independence. Aggregate fees for which we have been or expect to be billed for services rendered by the Deloitte Entities for the relevant periods are presented below.

Years ended September 30,	2009	2008
(In millions)
Audit (1)	$3.0	$3.1
Audit related (2)	0.2	0.1
Tax (3)	1.1	1.3
Other	—	—
Total	$4.3	$4.5

(1)	Audit fees consist of services normally provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.

(2)	Audit-related fees are comprised of assurance and associated services traditionally performed by the independent accountant, specifically: attest services not required by statute or regulation; accounting consultation and audits in connection with mergers, acquisitions and divestitures; employee benefit plan audits; and consultation concerning financial accounting and reporting standards.

(3)	Tax fees include tax preparation and compliance services, as well as tax planning and advisory services of $0.5 million in fiscal 2009 and $0.5 million in fiscal 2008.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects which may have a material effect on our operations or services over certain amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC and also considers whether proposed services are compatible with the independence of the public accountants. All services included in the table of aggregate fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with its policy.

Recommendation of IGT Board of Directors

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending September 30, 2010.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Proposals for Inclusion in Proxy Statement. Proposals of shareholders intended to be presented at our next annual meeting must be received by us by September 20, 2010 to be considered for inclusion in our proxy statement relating to that meeting. If we change the date of our next annual meeting by more than 30 days from the date of this year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for that next annual meeting, provided that you also meet the additional deadline for shareholder proposals required by our Bylaws and summarized below. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Proposals to be Addressed at Meeting. Shareholders desiring to present a proposal at the next annual meeting but who do not desire to have the proposal included in the proxy materials distributed by us must deliver written notice of such proposal to us no earlier than 90 and no later than 60 days prior to the meeting. However, in the event that we give less then 70 days’ notice or prior public disclosure of the date of our next annual meeting, notice by a shareholder must be received by us no later than the close of business on the 10th day following the day on which the notice was mailed or the public disclosure was made, whichever occurs first. Shareholder proposals that do not meet the notice requirements set forth above and further described in Section 3.2 of our Bylaws will not be acted upon at the 2011 annual meeting.

ANNUAL REPORT

Our annual report to shareholders, containing audited financial statements, accompanies this proxy statement. Shareholders may also obtain a copy of the Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:

International Game Technology
Attn: Investor Relations
9295 Prototype Drive
Reno, Nevada 89521-8986

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In accordance with the rules of the SEC, for shareholders who have requested a printed copy of our proxy materials, we are delivering only one Proxy Statement and Annual Report to multiple shareholders that share the same address unless we have received contrary instructions from one or more of such shareholders. Upon oral or written request, we will deliver promptly a separate copy of this Proxy Statement or the Annual Report to a shareholder at a shared address to which a single copy of these documents was delivered. If you are a shareholder at a shared address to which we delivered a single copy of this Proxy Statement or the Annual Report and you desire to receive a separate copy of any of these documents, or if you desire to notify us that you wish to receive a separate proxy statement or annual report in the future, or if you are a shareholder at a shared address to which we delivered multiple copies of each of these documents and you desire to receive one copy in the future, you may call Broadridge Financial Solutions at (800) 542-1061, or submit your request by mail to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Shareholders and described in this proxy statement. If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Melendres Secretary

Reno, Nevada
January 19, 2010

INTERNATIONAL GAME TECHNOLOGY C/O SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Participants in the International Game Technology 401(K) Plan must provide voting instructions for the shares in their plan account by 11:59 P.M. Eastern Time on February 26, 2010 to allow sufficient time for the plan trustee to vote the shares on your behalf. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date (or 11:59 P.M. Eastern Time on February 26, 2010 for 401(k) participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M18899-P87904-Z51465	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL GAME TECHNOLOGY

The Board of Directors recommends that you
vote FOR all of the following nominees:
Vote on Directors
1.	Election of Directors
	Nominees:
	01)	Paget L. Alves	05)	Robert J. Miller
	02)	Patti S. Hart	06)	Frederick B. Rentschler
	03)	Robert A. Mathewson	07)	David E. Roberson
	04)	Thomas J. Matthews	08)	Philip G. Satre
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as IGT's independent registered public accounting firm for the fiscal year ending September 30, 2010.	☐	☐	☐

NOTE: Such other business will be transacted at the meeting as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. These materials are also available on our Corporate website at http://ir.igt.com.

M18900-P87904-Z51465

INTERNATIONAL GAME TECHNOLOGY
Annual Meeting of Shareholders
March 2, 2010 at 7:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated January 19, 2010, and accompanying Proxy Statement, and hereby appoints Patti S. Hart and Robert C. Melendres, and each of them, the proxies and attorneys-in-fact of the undersigned, with full power of substitution in each, for and in the name of the undersigned to attend the Annual Meeting of Shareholders of International Game Technology to be held on March 2, 2010 at 7:30 A.M., P.S.T., in the Masters Pavilion Meeting Room at Bear's Best Las Vegas, 11111 West Flamingo Road, Las Vegas, Nevada 89135, and any and all adjournments or postponements thereof, and to vote the number of shares of Common Stock which the undersigned would be entitled to vote if then personally present as specified on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED "FOR" ALL OF THE SPECIFIED DIRECTOR NOMINEES, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

If the undersigned is a participant in the International Game Technology 401(K) Plan, you have the right to direct Fidelity Management Trust Company (the "Trustee"), regarding how to vote the shares of International Game Technology attributable to this account. These voting directions will be tabulated confidentially. Only the Trustee and its affiliates or agents will have access to the individual voting directions. UNLESS OTHERWISE REQUIRED BY LAW, THE SHARES ATTRIBUTABLE TO THIS ACCOUNT WILL BE VOTED AS DIRECTED; IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY FEBRUARY 26, 2010, THE SHARES ATTRIBUTABLE TO THIS ACCOUNT WILL BE VOTED IN THE SAME PROPORTION AS DIRECTIONS RECEIVED FROM PARTICIPANTS IN THE 401(K) PLAN.

WHETHER OR NOT ANY SPECIFICATION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS/HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side